SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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LANNETT COMPANY, INC.

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(Name of Registrant as Specified in Its Charter)

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Lannett Company, Inc.
9000 State Road
Philadelphia, PA 19136
215-333-9000
www.Lannett.com

December 10, 2018

Dear Lannett Company, Inc. Stockholders:

It is my pleasure to invite you to the 2019 Annual Meeting of Stockholders of Lannett Company, Inc. which will be held on January 23, 2019 at 9:00 am EST, at the Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477.

The purpose of the meeting is to (i) elect seven members of our Board of Directors, (ii) vote to ratify the selection of Grant Thornton, LLP as our independent auditors, (iii) obtain an advisory vote on the compensation of the Company’s executive officers, (iv) vote to approve the amendment to and restatement of the 2014 Long-Term Incentive Plan, and (v) transact such other business as may properly come before the Annual Meeting.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement, in its entirety, and vote your shares. Please sign, date and return the enclosed proxy card as soon as possible in the postage-paid envelope provided.

We look forward to seeing you at the Annual Meeting should you be able to attend.

Thank you.

/s/ Patrick G. LePore
December 10, 2018	Patrick G. LePore
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PENNSYLVANIA 19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 23, 2019

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The 2019 Annual Meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company” or “Lannett”) will be held on January 23, 2019 at 9:00 a.m., local time, at The Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477, for the following purposes:

1.              To elect seven (7) members of the Board of Directors (the “Board”) to serve until the next Annual Meeting of Stockholders;

2.              To ratify the selection of Grant Thornton, LLP as independent auditors for the fiscal year ending June 30, 2019;

3.              To obtain a non-binding advisory vote on the compensation of the Company’s executive officers;

4.              To approve the amendment to and restatement of the 2014 Long-Term Incentive Plan (the “2014 Plan”); and

5.              To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Only stockholders of record at the close of business on December 6, 2018 are entitled to notice and to vote at the 2019 Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting.  Please vote by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided so that, whether you intend to be present at the Annual Meeting or not, your shares can be voted.

By Order of the Board of Directors

/s/ Patrick G. LePore
December 10, 2018	Patrick G. LePore
Philadelphia, Pennsylvania	Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 23, 2019

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors (the “Board”) of Lannett Company, Inc. (“Lannett” or the “Company”) in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”).  The Annual Meeting will be held on January 23, 2019 at 9:00 a.m., local time, at The Wyndham Grand Jupiter at Harbourside Place, 122 Soundings Avenue, Jupiter, Florida 33477, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders on or about December 21, 2018 to all stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the Annual Meeting in three ways:

•                  You may come to the Annual Meeting and cast your vote in person; or

•                  You may vote by internet or phone by following the instructions set forth on the proxy card; or

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individual named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 9000 State Road, Philadelphia, Pennsylvania 19136, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 6, 2018.  As of the record date, there were 39,268,679 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present in person or by proxy at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

BOARD OF DIRECTORS

The Role of the Board and Risk Oversight

The Board is responsible for overall corporate governance as well as for management and the strategic direction of the Company as a whole.  The corporate governance guidelines are available at www.lannett.com.  The Board and various committees of the Board meet regularly to discuss operating and financial reports presented by the Company, including but not limited to the Chief Executive Officer, Chief Financial Officer, and other members of management.

Assessing and managing risk is the responsibility of management; however the Board, through the Audit Committee, provides oversight and reviews various details regarding the Company’s risk mitigation efforts.  The Board is engaged in the Company’s strategic planning efforts, which include evaluating the objectives and risks associated with these initiatives.

Through the Board’s committees, the Board maintains broad oversight over various functions within the Company. The Audit Committee, under its charter, reviews and discusses risk exposures and the steps management has taken to monitor and mitigate each risk.  The Compensation Committee and the Governance and Nominating Committee monitor risks associated with succession planning and the attraction and retention of talent, as well as risks related to the design of compensation programs within the Company.

The Board has adopted a Code of Business Conduct and Ethics (the “code of ethics”).  The code of ethics applies to all employees including the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, and other finance employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the code of ethics or grants any waiver, including any implicit waiver, from a provision of the code of ethics to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

The Board has established effective anti-hedging and anti-pledging policies.  We have an insider trading policy which among other restrictions prohibits employees, officers and Directors, including Named Executive Officers (“NEOs”), from entering into short sales, calls or any other hedging transaction involving Lannett securities.  In addition, the Board has a policy that prohibits Directors and NEOs from pledging Lannett stock.  None of our Directors or NEOs has pledged Lannett stock as collateral for a personal loan or other obligations.

The members of the Board are expected to attend all Board meetings whether in person or via teleconference.  Additionally, members of the Board are expected to attend the Annual Meeting.

The Board met six times during the fiscal year ended June 30, 2018 (“Fiscal 2018”).  In addition to meetings of the Board, Directors attended meetings of individual Board committees.  Each of the Directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member during Fiscal 2018.  All Directors were present at the 2018 Annual Meeting.

The Board has been active in making changes to the leadership and strategy at both the management and the Board level.   First, the Board - with the assistance and expertise of global executive recruitment firm, Spencer Stuart - successfully recruited and hired its first choice for a new Chief Executive Officer, Mr. Timothy C. Crew, the former CEO of Cipla North America and Senior Vice President and Chief Operating Officer of Teva Pharmaceuticals’ North America generics division.  In Fiscal 2018, the Search Committee consisting of Directors, Mr. Patrick G. LePore, Mr. Jeffrey Farber, Mr. Albert Paonessa, III and Mr. David Drabik held eight (8) Search Committee meetings, conducted numerous interviews and completed rigorous due diligence in the process.  Mr. Crew started as our new CEO on January 2, 2018.

At the Board level, effective July 1, 2018, the Board appointed Mr. Patrick G. LePore as the non-executive, independent, Chairman of the Board.  Mr. LePore succeeded Mr. Jeffrey Farber, the largest shareholder in the Company and a non-independent director, in this role.  Mr. LePore is the former Chairman and CEO of a $1 billion revenue generic and specialty pharmaceutical company, as well as an experienced public company director.  Under Mr. LePore’s “independent” leadership, the Board and Company are well-positioned for achieving commercial growth and addressing strategic alternatives and industry-wide challenges, as they arise.  In addition to Mr. LePore’s appointment as Chairman of the Board, effective July 1, 2018, the Board also appointed Mr. John C. Chapman to the Board as a new director.  Mr. Chapman is a retired audit partner for KPMG, who held various leadership positions at KPMG including as a member of the firm’s board of directors and global chair of its pharmaceuticals and chemicals practice.  Effective August 21, 2018, Mr. Chapman replaced Mr. James M. Maher, who simultaneously stepped down from the Board, as the new Chairman of the Audit Committee.

After the close of business on Friday, August 17, 2018, the Company was informed by Jerome Stevens Pharmaceuticals (“JSP”) that it would not renew its distribution agreement for three products with the Company (the “JSP Contract”) when the contract expires on March 23, 2019.  On Saturday, August 18, 2018, a Special Meeting of the Board of Directors was held to discuss the events of the previous day and to begin to form a plan to address this issue. Before the market opened, on Monday, August 20, 2018, a public announcement of the non-renewal of the distribution agreement was made.  On Tuesday, August 21, 2018, a regularly scheduled Board meeting was held; as part of that meeting, a Special Committee of the Board was formed to focus on this issue.  The independent members of the Special Committee are Mr. LePore, Mr. Drabik, and Mr. Chapman. Since the notification of the non-renewal of the JSP Contract, the Special Committee has held nine (9) meetings with management, and the Board of Directors has held five (5) meetings, inclusive of two (2) regularly scheduled board meetings.  Providing guidance and oversight, the Special Committee and the Board have assisted the Company and management in addressing the issues brought about by the non-renewal of the JSP Contract.  In addressing these issues - alongside the Special Committee and the Board - the Company has hired a legal advisor, Kirkland & Ellis LLP, and a financial advisor, Lazard Freres (together with Kirkland & Ellis LLP, the “Advisors”).  Working together with its Advisors, the Company has achieved the following results: 1) on November 7, 2018, the Company announced a multi-year, cost saving program (the “Cost Saving Program”), which will ultimately strengthen the Company’s debt leverage and liquidity positions; and 2) on December 10, 2018, the Company and its Term Loan A lenders agreed to an amendment which we expect will provide the Company sufficient cushion to be in compliance with its financial covenants through the maturity date of the Term A Loans.  Moving forward, the Special Committee and the Board will provide guidance and oversight: 1) to assure that management is achieving its goals set out in the Cost Saving Program; 2) in considering optimal capital structure decisions, including, but not limited to, debt refinancing; and 3) in analyzing all strategic alternatives.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that a majority of our Directors should meet New York Stock Exchange (“NYSE”) independence requirements.  The director will not be considered independent unless the Board determines that the director meets the NYSE independence requirements and has no relationship that in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director.

Our Board leadership structure is one under which Patrick G. LePore serves as the non-executive, independent Chairman of the Board.  We currently have six other Directors, including Timothy C. Crew, Chief Executive Officer.  Four of the seven Directors currently serving on the Board of Directors are “independent” as defined by the NYSE. The Board has four permanent committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Strategic Planning Committee.  In addition, the non-management members of the Board of Directors meet regularly without management directors or management personnel present.

The Board believes that the role of Chairman of the Board and Chief Executive Officer should be separate, and that the Chairman should not be an employee of the Company.  The Board believes that this separation benefits the stockholders in the form of increased oversight.  As further oversight, the independent Board members also meet throughout the year in executive sessions where neither management personnel nor other non-independent directors are present.  In the Company’s case, this excluded Jeffrey Farber, Albert Paonessa, III and Timothy C. Crew, Chief Executive Officer.

Lead Independent Director

The Board has established the policy of having a Lead Independent Director — to be elected by and from the independent Directors - if the Chairman of the Board is not an independent Director.  For Fiscal 2018, David Drabik, independent Director, was the Lead Independent Director of the Board.  (Note: As of July 1, 2018, with the appointment of Patrick G. LePore as the non-executive, independent Chairman of the Board, there is no longer a requirement for a Lead Independent Director in Fiscal 2019.)

The role of the Lead Independent Director, if applicable, will include:

•                                          Collaborating with the Chairman of the Board to set and approve the Board agenda;

•                                          The authority to call and chair executive sessions of the independent Directors;

•                                          Briefing the Chairman of the Board on issues discussed in executive sessions;

•                                          Serving as liaison between the Chairman of the Board and the independent Directors; and

•                                          Serving as liaison between the Chief Executive Officer and the independent Directors outside of formal Board meetings.

Overall, we believe that the separation of the Chairmanship and Chief Executive Officer positions, our strong committee system, and regular non-management director and independent director meetings allow for effective Board oversight of management.

Communicating with the Board of Directors

Interested persons may contact the non-management directors by sending written comments to 9000 State Road, Philadelphia, Pennsylvania 19136 Attn: Board of Directors.  The original communication as addressed, or a summary of the submissions will be forwarded to the directors for discussion in the next directors meeting.  If a summary of the communication is provided, the original communication will be maintained on file and available for the directors’ review upon request.

Board Committees

The Board has four permanent committees - Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategic Planning Committee.  There were thirteen (13) Audit Committee meetings, six (6) Compensation Committee meetings, four (4) Governance and Nominating Committee meetings, and no Strategic Planning Committee meetings held during Fiscal 2018.  In addition, in July of 2017, the Board formed a Search Committee for the purposes of leading the search for and recruitment of a new CEO; the Search Committee met eight (8) times in Fiscal 2018.  Lastly, in August 2018, the Board formed a Special Committee to provide oversight and strategic advice following JSP’s decision to not renew the JSP Contract; the Special Committee has met nine (9) times.  The following table shows the directors who are currently members of each permanent Board Committee:

Name	Audit Committee	Compensation Committee	Governance and Nominating Committee	Strategic Planning Committee
John C. Chapman	Chairman	Member	—	—
Timothy C. Crew	—	—	—	—
David Drabik	Member	Member	Chairman	Member
Jeffrey Farber	—	—	—	Member
Patrick G. LePore, Chairman of the Board	—	—	Member	Member
Albert Paonessa, III	—	—	—	Chairman
Paul Taveira	Member	Chairman	Member	—

The Audit Committee has responsibility for overseeing the Company’s financial reporting process on behalf of the Board.  In addition, Audit Committee responsibilities include selection of the Company’s independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, pre-approving and reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  The charter describes the nature and scope of the Audit Committee’s responsibilities.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE.  See “Report of the Audit Committee.”

Financial expert on Audit Committee:  The Board has determined that John C. Chapman, current director and chairman of the Audit Committee, is the Audit Committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation of the executive officers of the Company.  For a discussion on the Compensation Committee’s process and factors used in determining executive compensation refer to “Compensation Discussion and Analysis” starting on page 13.  The Compensation Committee also administers the Company’s equity compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Compensation Committee are independent directors as defined by the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during Fiscal 2018 or as of the date of this Proxy Statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board.

The Governance and Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and for recommending such individuals for nomination.  All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other factors considered in identifying and evaluating candidates include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.  The Governance and Nominating Committee is in the process of preparing and adopting a formal gender diversity policy and has plans to recommend to the full Board the appointment of a woman to the Board in calendar year 2019.

Once a person has been identified by the Governance and Nominating Committee as a potential candidate, the Governance and Nominating Committee performs a robust review, which includes collection of outside information, to include publicly available information and all other relevant information available to determine if the person should be considered further.  Once this determination has been made the person is contacted.  If the person expresses a willingness and interest to be considered to serve on the Board, the Governance and Nominating Committee will request further information from the candidate including resumes, references and other relevant information.  A formal interview process is then held.  The Governance and Nominating Committee will then consider all information, qualifications, and accomplishments, including comparisons to other potential candidates before making its final decision.

The Governance and Nominating Committee will also consider candidates recommended by stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Governance and Nominating Committee or recommended by a stockholder.  To have a candidate considered by the Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•                  The name of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of ownership; and

•                  The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be considered as a director nominee if recommended by the Governance and Nominating Committee to the Board and nominated by the Board to be included in the Proxy Statement for election at the Annual Meeting.

The stockholder recommendation and information described above must be sent to the Company at 9000 State Road, Philadelphia, Pennsylvania 19136, and must be received not less than 120 days prior to the anniversary date of the Company’s most recent Annual Meeting.

The Governance and Nominating Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.  All members of the Governance and Nominating Committee are independent directors as defined by the rules of the NYSE.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.lannett.com.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE, non-management independent directors meet at regularly scheduled executive sessions without management participation.  At least once a year, an executive session is held with only independent Directors.  Executive sessions are chaired by the non-executive, independent, Chairman of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three independent directors (as defined in section 303(A) of the NYSE listing company manual) and maintains a written charter in accordance with rules of the NYSE.

Management is primarily responsible for the Company’s financial statements and related internal controls over financial reporting.  The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and related internal controls over financial reporting.  The Audit Committee’s responsibility is to monitor the Company’s financial reporting and internal control processes and to review the performance and independence of the Company’s independent registered public accounting firm.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared, in all material respects, in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee has received from its independent registered public accounting firm written communications regarding the matters required to be discussed with the Audit Committee.  These matters included information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit.  The Committee discussed these matters with the Company’s independent registered public accounting firm, with and without management present.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board, and the Audit Committee discussed the firm’s independence with the independent registered public accounting firm.  The Audit Committee also pre-approved all fiscal 2018 audit and non-audit services and fees and concluded that the non-audit services performed, and related fees did not impair the independence of the independent registered public accounting firm.

Based upon the Audit Committee’s discussions and reviews referred to above, the Audit Committee recommended that the audited consolidated financial statements be included in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 as filed with the Securities and Exchange Commission.

Audit Committee:

James M. Maher (Chairman)
David Drabik
Paul Taveira

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of October 31, 2018, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2011 and 2014 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three-year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

Name and Address of
Beneficial Owner /		Excluding Options (*)					Including Options (**)
Director / Executive Officer	Office	Shares Held Directly	Shares Held Indirectly	Total Shares		Percent of Class	Number of Shares		Percent of Class

John M. Abt 9000 State Road Philadelphia, PA 19136	VP and Chief Quality Operations Officer	19,098	0	19,098	(1)	0.05%	22,757	(1),(2)	0.06%

Maureen M. Cavanaugh 9000 State Road Philadelphia, PA 19136	Senior VP & Chief Commercial Operations Officer	23,638	0	23,638	(3)	0.06%	23,638	(3)	0.06%

John C. Chapman 9000 State Road Philadelphia, PA 19136	Director	2,574	0	2,574		0.01%	2,574		0.01%

Timothy C. Crew 9000 State Road Philadelphia, PA 19136	Chief Executive Officer	39,988	0	39,988	(4)	0.10%	39,988	(4)	0.10%

David Drabik 9000 State Road Philadelphia, PA 19136	Director	49,747	0	49,747		0.13%	49,747		0.13%

Robert Ehlinger 9000 State Road Philadelphia, PA 19136	VP and Chief Information Officer	28,327	0	28,327	(5)	0.07%	57,858	(5),(6)	0.15%

Jeffrey Farber 9000 State Road Philadelphia, PA 19136	Director	2,041,998	2,441,957	4,483,955	(7)	11.52%	4,483,955	(7)	11.43%

David Farber 9000 State Road Philadelphia, PA 19136		1,890,870	1,766,169	3,657,039	(8)	9.39%	3,657,039	(8)	9.34%

Martin P. Galvan 9000 State Road Philadelphia, PA 19136	VP of Finance and Chief Financial Officer	51,238	0	51,238	(9)	0.13%	214,326	(9),(10)	0.55%

Samuel H. Israel 9000 State Road Philadelphia, PA 19136	Chief Legal Officer and General Counsel	28,665	0	28,665	(11)	0.07%	29,584	(11),(12)	0.08%

John Kozlowski 9000 State Road Philadelphia, PA 19136	Chief of Staff & Strategy Officer	24,476	0	24,476	(13)	0.06%	42,010	(13),(14)	0.11%

Patrick G. Lepore 9000 State Road Philadelphia, PA 19136	Chairman of the Board, Director	67,895	0	67,895		0.17%	67,895		0.17%

Albert Paonessa, III 9000 State Road Philadelphia, PA 19136	Director	30,277	0	30,277		0.08%	30,277		0.08%

Paul Taveira 9000 State Road Philadelphia, PA 19136	Director	47,970	0	47,970		0.12%	47,970		0.12%

All directors and executive officers as a group (13 persons)		2,455,891	2,441,957	4,897,848		12.57%	5,112,579		13.05%

(1)               Includes 12,505 unvested shares received pursuant to restricted stock awards granted in July 2016, November 2016, April 2018 and July 2018.

(2)               Includes 1,970 vested options to purchase common stock at an exercise price of $59.20 per share, 770 vested options to purchase common stock at an exercise price of $31.30 per share and 919 vested options to purchase common stock at an exercise price of $17.40.

(3)               Includes 23,638 unvested shares received pursuant to restricted stock awards granted in May 2018.

(4)               Includes 34,250 unvested shares received pursuant to restricted stock awards granted in January 2018 and July 2018.

(5)               Includes 6,546 unvested shares received pursuant to restricted stock awards granted in July 2016, November 2016 and July 2018.

(6)               Includes 11,667 vested options to purchase common stock at an exercise price of $13.86 per share, 10,000 vested options to purchase common stock at an exercise price of $34.77 per share, 6,300 vested options to purchase common stock at an exercise price of $59.20 per share, 645 vested options to purchase common stock at an exercise price of $31.30 per share and 919 vested options to purchase common stock at an exercise price of $17.40 per share.

(7)               Includes 1,355,128 shares held by the Jeffrey Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 30,000 shares held by the Jeffrey and Jennifer Farber Family Foundation which is managed by Jeffrey Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber.  Jeffrey Farber disclaims beneficial ownership of these shares.  Includes 73,408 shares held by Jeffrey Farber as custodian for his children, 17,279 shares held as joint custodian with David Farber for a relative, and also includes 38,000 shares held by Farber Investment Company (“FIC”).  Jeffrey Farber beneficially owns 25% of FIC and each disclaims beneficial ownership of all but 9,500 shares held by FIC.  Includes 400,000 shares held by a Grantor Retained Annuity Trust, in which Jeffrey Farber is the trustee.

(8)               Includes 854,443 shares held by the David and Nancy Family Foundation.  David Farber disclaims beneficial ownership of these shares.  Includes 528,142 shares held by FFLLC which is managed by Jeffrey and David Farber.  David Farber disclaims beneficial ownership of these shares.  Includes 180,145 shares held by David Farber as joint custodian with his children, 148,160 shares held as trustee for his children and 17,279 shares held as joint custodian with Jeffrey Farber for a relative.  David Farber disclaims beneficial ownership of these shares.  Also includes 38,000 shares held by FIC.  David Farber beneficially owns 25% of FIC and disclaims beneficial ownership of all but 9,500 shares held by FIC.

(9)               Includes 15,220 unvested shares received pursuant to restricted stock awards granted in July 2016, November 2016 and July 2018.

(10)         Includes 40,000 vested options to purchase common stock at an exercise price of $4.73 per share, 32,000 vested options to purchase common stock at an exercise price of $4.16 per share, 50,000 vested options to purchase common stock at an exercise price of $13.86 per share, 30,000 vested options to purchase common stock at an exercise price of $34.77 per share, 8,990 vested options to purchase common stock at an exercise price of $59.20 per share, 1,179 vested options to purchase common stock at an exercise price of $31.30 per share and 919 vested options to purchase common stock at an exercise price of $17.40 per share.

(11)         Includes 23,103 unvested shares received pursuant to restricted stock awards granted in July 2017 and July 2018.

(12)         Includes 919 vested options to purchase common stock at an exercise price of $17.40 per share.

(13)         Includes 16,534 unvested shares received pursuant to restricted stock awards granted in July 2016, November 2016, September 2017, October 2017 and July 2018.

(14)         Includes 4,000 vested options to purchase common stock at an exercise price of $4.16 per share, 9,334 vested options to purchase common stock at an exercise price of $13.86 per share and 4,200 vested options to purchase common stock at an exercise price of $34.77 per share.

*   Percent of class calculation is based on 38,952,752 outstanding shares of common stock at October 31, 2018.

** Assumes that all options exercisable within sixty days have been exercised.

The following table sets forth, as of October 25, 2018, information regarding the names and addresses of the shareholders known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,897,157	(1)	10.30%

The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	2,944,186	(2)	7.89%

MintBroker International, Ltd. Elizabeth Avenue & Bay Street Nassau, Bahamas	2,857,999	(3)	7.34%

(1)              Based on Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 19, 2018, Blackrock, Inc. has sole voting power over 3,844,376 shares, shared voting power over 0 shares, sole dispositive power over 3,897,157 shares and shared dispositive power over 0 shares.

(2)              Based on Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2018, The Vanguard Group has sole voting power over 33,357 shares, shared voting power over 3,298 shares, sole dispositive power over 2,944,186 shares and shared dispositive power over 33,186 shares.

(3)              Based on Schedule 13G/A filed by MintBroker International, Ltd. with the SEC on October 25, 2018, Mintbroker International, Ltd. has sole voting power over 0 shares, shared voting power over 2,857,999 shares, sole dispositive power over 0 shares and shared dispositive power over 2,857,999 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2018 all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with in a timely manner.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

Patrick G. LePore	63	Chairman of the Board

John C. Chapman	64	Director

Timothy C. Crew	57	Director

David Drabik	50	Director

Jeffrey Farber	58	Director

Albert Paonessa, III	58	Director

Paul Taveira	59	Director

Officers:

Timothy C. Crew	57	Chief Executive Officer

Martin P. Galvan	66	Vice President of Finance and Chief Financial Officer

John M. Abt	53	Vice President and Chief Quality Operations Officer

Maureen M. Cavanaugh	59	Senior Vice President and Chief Commercial Operations Officer

Robert Ehlinger	61	Vice President and Chief Information Officer

Samuel H. Israel	57	General Counsel and Chief Legal Officer

John Kozlowski	46	Chief of Staff and Strategy Officer

Patrick G. LePore - See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. LePore.

John C. Chapman — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Chapman.

David Drabik — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Drabik.

Jeffrey Farber — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Farber.

Albert Paonessa, III — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Paonessa.

Paul Taveira — See “Proposal No. 1 - Election of Directors” for information pertaining to Mr. Taveira.

Timothy C. Crew was appointed as the Company’s Chief Executive Officer and a Director of the Company in January 2018.  Mr. Crew has more than 25 years of experience in the generic and branded pharmaceutical industries.  Previously, he served as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India.  Before Cipla, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he ultimately served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  Mr. Crew was also an Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd.  Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance and Chief Financial Officer in August 2011.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director Investor Relations.  From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland.  Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

John M. Abt joined the Company in March 2015 as Vice President of Quality and was promoted to Vice President and Chief Quality and Operations Officer in April 2018.  Prior to joining the Company, Mr. Abt held senior level positions in both quality and operations and has extensive knowledge in pharmaceutical manufacturing, quality, strategy, business improvement and site transformation.  Prior to joining the Company, he most recently served as Teva Pharmaceuticals’ Vice President Global Quality Strategy, overseeing the development and implementation of strategy and associated initiatives for the global quality organization.  Before that, he held a number of leadership positions of increasing responsibility in operations, continuous improvement, quality systems and compliance.  He earned his Doctorate in Business Administration from Temple University, Masters of Administrative Science in Business Management from Johns Hopkins University and a Bachelor of Science in Biochemistry from Niagara University.

Maureen M. Cavanaugh joined the Company in May 2018 as Senior Vice President and Chief Commercial Operations Officer.  Prior to joining the Company, Ms. Cavanaugh spent the past 11 years at Teva, most recently as Senior Vice President, Chief Commercial Officer, North American Generics.  Earlier at Teva, Ms. Cavanaugh served as Senior Vice President and General Manager, US Generics and before that held a variety of positions in sales, marketing and customer operations.  Ms. Cavanaugh also previously served as Senior Director of Marketing at PAR Pharmaceuticals, as Director, Product Management and Marketing Research at Sandoz Inc., and held a number of finance, sales and marketing operations positions at Bristol Myers-Squibb.  Ms. Cavanaugh earned a Bachelor of Science in Business Administration degree from LaSalle University and a Masters of Business Administration degree from Rider University.

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

Samuel H. Israel joined in the Company in July 2017 as General Counsel and Chief Legal Officer.  Prior to joining Lannett, Mr. Israel was a partner with Fox Rothschild LLP, a national, full-service law firm, with 27 offices that provide services in more than 70 practice areas, since 1998.  He served as chair of the firm’s Pharmaceutical and Biotechnology Practice and handled a variety of commercial litigation matters.  Mr. Israel earned a Bachelor of Science degree in chemical engineering from the University of Pennsylvania and a juris doctor degree with honors from Rutgers University School of Law.

John Kozlowski joined the Company in 2009 as Corporate Controller and was promoted in 2016 to Vice President Financial Operations & Corporate Controller.  In April 2018, Mr. Kozlowski was promoted to Chief of Staff and Strategy Officer.  In October 2017, Mr. Kozlowski was promoted to Chief Operating Officer.  Prior to joining the Company, Mr. Kozlowski served in senior finance and accounting roles for Optium Corporation and Finisar Australia.  He earned a Bachelor of Arts degree in finance from James Madison University and a Master of Business Administration degree from Rider University.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past ten years.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our 2018 Executive Compensation Program. It provides an overview of the compensation program for the following Named Executive Officers (“NEOs”) and how the Compensation Committee of the Board of Directors (“the Committee”) made its decisions for our 2018 fiscal year.

NEO	Title/Role
Timothy C. Crew	Chief Executive Officer (“CEO”)
Martin P. Galvan	Vice President of Finance and Chief Financial Officer
Samuel H. Israel	Chief Legal Officer and General Counsel
John Kozlowski	Chief of Staff and Strategy Officer
John M. Abt	Vice President and Chief Quality Operations Officer
Arthur P. Bedrosian	Former Chief Executive Officer*
Kevin Smith	Former Senior Vice President of Sales **

*   Mr. Bedrosian departed the Company effective December 31, 2017

** Mr. Smith departed the Company effective June 30, 2018

Say on Pay Results in 2018

At our annual shareholders meeting in January 2012, our shareholders supported a triennial cycle for “say-on-pay” advisory votes relating to our Executive Compensation Program for NEOs. As a result, we held “say on pay” votes every three years, including 2012, 2015, and 2018.  At our annual shareholders meeting in January 2018, our shareholders approved the “say-on-pay” proposal, with 72% of votes cast in support of our executive compensation program.  This level of shareholder support was lower than historical levels (approximately 99% in 2012 and 96% in 2015).  At the January 2018 Annual Meeting, the majority of our shareholders also supported an annual frequency for future “say-on-pay” advisory votes. As a result, we will conduct annual advisory votes going forward.

Although this vote is non-binding, its outcome, along with shareholder feedback and the competitive business environment, plays an important role in how the Committee makes decisions about the program’s structure. To this end, during the past few years, the Committee conducted periodic reviews of the Executive Compensation Program, monitored industry practices and sought feedback from some of our largest investors.

While most shareholders supported our 2018 “say-on-pay” proposal, a concern was raised by certain shareholder advisory groups regarding a provision within Mr. Crew’s employment agreement allowing for severance benefits upon a voluntary termination within thirty days following a Change in Control of the Company. This “walk away” provision was originally included in the agreement to help entice Mr. Crew, a highly experienced industry executive who has served in key leadership roles at several large global pharmaceutical organizations, to join the Company.  In response to the relatively low shareholder support level for the 2018 “say-on-pay” vote, Mr. Crew’s employment agreement was amended in March 2018 to remove the “walk away” provision from the definition of a “Good Reason” voluntary resignation.

Our executive compensation program includes a significant emphasis on variable incentives to align pay with performance and long-term shareholder value creation.  No short-term incentives or annual equity grants were earned in Fiscal 2017 and short-term incentives and equity grants for Fiscal 2018 were well-below target levels based on actual vs. planned Company performance.  Our long-term incentive program for NEOs and other executives is entirely performance-based, with no grants of stock options or restricted stock unless minimum performance thresholds are achieved.  Beginning in Fiscal 2018, our NEOs also receive performance shares tied to the Company’s three-year total shareholder returns (“TSR”) relative to companies in the S&P Pharmaceuticals Select Industry Index.  After giving consideration to the 2018 “say-on-pay” vote and shareholder feedback, the Compensation Committee decided to increase the weighting on performance shares from 25% of the total target long-term incentive award opportunity for NEOs to 33.3% for the Fiscal 2019 program, while also maintaining the performance requirements for stock option and restricted stock grants.  We believe these actions demonstrate our responsiveness to shareholder concerns and our ongoing commitment to aligning executive pay with performance and long-term value creation.

The following pages of this CD&A highlight performance results since Fiscal 2015 that have had a direct impact on the compensation paid to our NEOs over the same period of time. It looks specifically at the performance measures used in the short- and long-term incentive awards under the Executive Compensation Program that the Committee believes drive shareholder value. It also describes recently approved changes for Fiscal 2019 to further align our Executive Compensation Program with our objectives and best competitive practice.

A Word About Risk

The Committee believes that incentive plans, along with the other elements of the Executive Compensation Program, provide appropriate rewards to our NEOs to keep them focused on our goals. The Committee also believes that the program’s structure, along with its oversight, continues to provide a setting that does not encourage the NEOs to take excessive risks in their business decisions.

Executive Summary

Business Highlights

Fiscal 2018 was a year of transition for the Company, including the appointment of a new CEO, General Counsel, Chief Commercial Officer, and Chief of Staff, as well as several other new executive hires.  We also added two new non-employee directors to the Board in Fiscal 2018 or early Fiscal 2019 and appointed a new Board Chairman, effective July 1, 2018.  Under the leadership of Mr. Crew and the Board of Directors, the Company also established a new strategy focused on growing our core business, building our R&D pipeline, and expanding strategic alliances. These actions take on heightened importance given the recently announced non-renewal of our product distribution agreement with Jerome Stevens Pharmaceuticals, Inc. (“JSP”), which accounts for a significant portion of our current revenues and will expire on March 23, 2019.  Our leadership team and Board are focused on executing our strategy, streamlining our operations, and developing new products and alliances to diversify and enhance our revenue streams.  We believe these actions will better position the Company for long-term profitable growth and shareholder value creation.  As discussed below, the Company is executing on a number of key strategic initiatives and continuing to operate profitably despite ongoing challenging market conditions within the generic pharmaceuticals industry.

The Company achieved a number of strategic milestones in Fiscal 2018, including the ongoing success related to the integration of the Kremers Urban Pharmaceuticals Inc. (“KUPI”) acquisition, which closed in November 2015 and significantly increased our product portfolio and scope of operations.  We also continued to execute on our 2016 Restructuring Plan, which resulted in the realization of transaction-related synergies.  As noted above, we recruited a new CEO and expanded our executive leadership team and capabilities.  In addition, we continued to reduce debt and strengthen our balance sheet. We recently initiated a restructuring and cost reduction plan for our Cody Laboratories subsidiary with targeted annualized cost savings of $10 million by the end of December 2018. After several years of extraordinary performance through Fiscal 2015, our profitability and total shareholder return results were lower in Fiscal 2016 and 2017, primarily due to competitive pressures in the generic pharmaceutical market from consolidation among the largest chains and wholesalers into consortium purchasing groups, which resulted in lower average selling prices for our products.  While profitability improved in Fiscal 2018, results were below budgeted goals, which adversely impacted executive pay levels as discussed further below.  Our total shareholder return continued to decline in Fiscal 2018, as was the case for many of our peers.  As a result, most outstanding stock options held by our NEOs are currently “underwater” and the value of most other outstanding equity awards are well below grant date target values.

In addition, we continued to make important advances in product development and mix, market share, and in our regulatory approval process, allowing us to efficiently and safely place our products that span a variety of categories on the market.  We launched 8 new products during Fiscal 2018, with additional launches planned in Fiscal 2019.  As of June 30, 2018, we had over 100 products available to the market, with a significant number of Abbreviated New Drug Applications (“ANDAs”) pending regulatory approval. We also continue to capitalize on our strategic partnerships, both domestically and internationally.  In Fiscal 2018, we acquired more than 20 products and entered into several new strategic alliance agreements which diversified and enhanced our revenue streams.

Key financial performance highlights, as reported in accordance with GAAP requirements, are shown below.  See the section of our Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional details and discussion of Company performance.

†Peer Group average pertains to the Fiscal 2018 peer group.

Comparison of Target Versus Actual CEO Pay (In Year Earned)

The following chart compares actual versus target CEO pay for the past three fiscal years. To more accurately demonstrate the impact of Company performance on executive pay, comparisons include annual equity grants in the year earned, as opposed to the year granted. Values for fiscal years 2016 and 2017 pertain to Mr. Bedrosian, our former CEO. Values for Fiscal 2018 pertain to Mr. Crew, and include annualized base salaries and short-term incentives (STI).  Actual pay for Mr. Crew includes long-term incentives granted in Fiscal 2019 based on Fiscal 2018 performance and is shown with and without new hire equity grant values.  As shown below, actual pay levels over the past 3 years were well below target opportunities, even when one-time awards are included.  Based on full-year annualized cash compensation for Mr. Crew, actual pay equals 66% of target including new hire grants and 44% of target excluding these one-time grants.

Fiscal 2018 Executive Compensation Program Changes

As our Company grows, the Committee is committed to the evolution and improvement of our Executive Compensation Program to ensure alignment with our business strategy and shareholder interests, as well as best competitive practices.  The Committee made the following adjustments to the program’s core compensation elements for 2018:

What’s Changed	How It’s Changed	Explanation
Short-Term Incentives (“Annual Bonus”)

•                  Increased the target award opportunity for the CEO from 90% of salary to 100% of salary, to improve pay competitiveness.

•                  Increased the weighting on the strategic / individual objectives component from 10% to 20% of the total target award opportunity.

No changes were made to performance metrics. The weighting on the strategic / individual component was increased to further emphasize key strategic objectives such as product launches. The target award opportunity for the CEO was increased to position target annual cash compensation more in line with 50th percentile market values.

Long-Term Incentives

•                  Performance shares tied to our 3-year relative total shareholder return vs. a market index were granted for the first time in Fiscal 2018.

•                  Grant levels for stock options and restricted stock will continue to be tied to Company performance and can range from 0% to 150% of target awards based on actual results versus pre-established goals.

No change made to award opportunities, award vehicles, or mix. The Committee continued to link equity grant levels to Company performance, including financial results and multi-year total shareholder return, to strengthen alignment with shareholder interests.

Our Commitment to Sound Corporate Governance

In order to align our executive compensation program with long-term shareholder interests, we have adopted a variety of sound corporate governance practices, as illustrated in the following table:

What We Do	What We Don’t Do
• Emphasize variable incentives to align pay with performance	• Provide multi-year pay guarantees within employment agreements
• Tie incentive compensation to multiple performance metrics that reinforce key business objectives	• Allow stock option repricing without shareholder approval
• Place primary emphasis on equity compensation to align executive and shareholder interests	• Permit stock hedging or pledging activities
• Use stock ownership guidelines for executive officers and non-employee directors	• Provide uncapped incentive awards
• Maintain a clawback policy allowing for the recoupment of excess compensation in the event of a material financial restatement and fraud or misconduct	• Pay tax gross-ups on any awards
• Engage an independent compensation consultant to advise the Compensation Committee	• Provide excessive executive perquisites

Overview of the Executive Compensation Program

Our Philosophy

A fundamental objective of our Executive Compensation Program is to focus our executives on creating long-term shareholder value — all aspects of our program are rooted in this goal and designed around the following guiding principles:

•                  Pay for performance: A significant portion of compensation should be variable and directly linked to corporate and individual performance goals and results.

•                  Competitiveness: Compensation should be sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.

•                  Alignment: The interests of executives should be aligned with those of our shareholders through equity-based compensation and performance measures that help to drive shareholder value over the long term.

To support these guiding principles, our program includes the following compensation elements:

Pay Element	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of compensation that reflects position responsibilities, strategic importance of the position and individual experience.
Short-Term Incentives (Annual Bonus)	Cash (Variable)

Provides a cash-based award that recognizes the achievement of corporate goals in support of the annual business plan, as well as specific, qualitative and quantitative individual goals for the most recently completed fiscal year.

Long-Term Incentives	Equity (Variable)	Provides incentives for management to execute on financial and strategic goals that drive long-term shareholder value creation and support the Company’s retention strategy.

Target Compensation Mix

The charts below show that most of our NEO’s target compensation for Fiscal 2018 is variable (80% for our CEO and an average of 69% for our other NEOs).  Variable pay includes the target value of short-term cash incentives (“STI”), performance shares, stock options, and restricted stock.

Based upon Fiscal 2018 compensation as reported in the Summary Compensation Table on page 30 of this Proxy Statement, variable pay represents 72% of total pay for our CEO and 51% of average total pay for our other NEOs.  This mix reflects below-Target annual incentives earned in Fiscal 2018 under the Annual Bonus Plan (shown as STI), target performance share grants in Fiscal 2018, no regular stock option or restricted stock grants in Fiscal 2018 based on Fiscal 2017 Company performance, one-time modest stock option retention grants to three NEOs (excluding Messrs. Crew and Kozlowski), and one-time equity grants to newly-hired or promoted NEOs.

How Compensation Decisions Are Made

•                  The Role of the Compensation Committee. The Committee, composed entirely of independent directors, is responsible for making executive compensation decisions for the NEOs.  The Committee works closely with its independent compensation consultant, Pearl Meyer & Partners (“Pearl Meyer”), and management to examine pay and performance matters throughout the year.  The Committee’s charter, which sets out its objectives and responsibilities, can be found at our website at www.lannett.com under the “Investors” section.

The Committee has authority and responsibility to establish and periodically review our Executive Compensation Program and compensation philosophy.  Importantly, the Committee also has the sole responsibility for approving the corporate performance goals upon which compensation for the CEO is based, evaluating the CEO’s performance and determining and approving the CEO’s compensation, including equity-based compensation, based on the achievement of his goals.  The Committee also reviews and approves compensation levels for other NEOs, taking into consideration recommendations from the CEO.

In making its determinations, the Committee considers market data and advice from Pearl Meyer, as well as budgets, reports, performance assessments and other information provided by management.  It also considers other factors, such as the experience, skill sets, and contributions of each NEO towards our overall success.  However, the Committee is ultimately responsible for all compensation-related decisions for the NEOs and may exercise its own business judgment when evaluating performance results and making compensation decisions.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee meets as necessary to fulfill its responsibilities, and the timing of these meetings is established during the year.  The Committee holds special meetings from time to time as its workload requires.  Annual equity grants typically occur after finalizing fiscal year end performance results.  Historically, annual grants of equity awards were typically approved at a meeting of the Committee in August/September of each year to reward prior year performance.  Beginning with grants made in Fiscal 2015, annual equity grants occur in the July/August time frame, reflecting the Company’s status change to a large accelerated filer (with an expedited filing date requirement).  Individual grants (for example, associated with the timing of a new NEO or promotion to an NEO position) and special recognition awards may occur at any time of year.  The exercise price of each stock option and fair value of restricted stock awarded to our NEOs is the closing price of our common stock on the date of grant.

•                  The Role of the CEO. The CEO does not play any role in the Committee’s determination of his own compensation.  However, he presents the Committee with recommendations for each element of compensation including base salaries and short- and long-term incentive awards for the other NEOs, as well as non-executive employees who are eligible for equity grants.  The CEO bases these recommendations upon his assessment of each individual’s performance, as well as market practice.  The Committee has full discretion to modify the recommendations of the CEO in the course of its approvals.

•                  The Role of the Independent Consultant. The Committee consults, as needed, with an outside compensation consulting firm.  As it makes decisions about executive compensation, the Committee reviews data and advice from its consultant about current compensation practices and trends among publicly-traded companies in general and comparable generic pharmaceutical companies in particular.  The Committee also periodically reviews recommendations from its outside consultant and makes recommendations to the Board about the compensation for non-employee directors.

In Fiscal 2017, Pearl Meyer was retained by the Committee, as its independent consultant, to review the competitiveness of the Executive Compensation Program.  Pearl Meyer provided the Committee with compensation data with respect to similarly sized biopharmaceutical and life sciences companies and consulted with the Committee about a variety of issues related to competitive compensation practices and incentive plan designs. Pearl Meyer was also retained by the Committee in Fiscal 2018 to review the competitiveness of the Executive Compensation Program and to provide ongoing advice relating to the Executive Compensation Program.  The Committee assessed the independence of Pearl Meyer pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Committee.

Peer Group & Benchmarking

The Committee evaluates industry-specific and general market compensation practices and trends to ensure the Executive Compensation Program is appropriately competitive.  When making decisions about the program for Fiscal 2018, the Committee considered publicly-available data, as well as a market study conducted by Pearl Meyer in April 2017.  The Pearl Meyer study developed market values using a blend of peer group proxy pay data for the companies shown below as well as published survey data for the broader life sciences industry.  Using this information, the Committee compared our program to the compensation practices of other companies which the Committee believes are comparable to the Company in terms of size, scope and business complexity (the “peer group”).  As shown below, the Company ranked in the upper half of the peer group in terms of employee headcount and operating income and between the 25th and 50th percentiles for net sales and enterprise value.

		Enterprise	Fiscal Year	Fiscal
	Fiscal Year	Value	End Operating	Year End	Cumulative	Cumulative
	End # of	6/30/2018	Income	Sales	3 YR TSR	5 YR TSR
Company Name	Employees	($mm)	($mm)	($mm)	6/30/2018	6/30/2018
Aceto Corp.	286	$357	$44	$638	-85.7%	-74.1%
Akorn, Inc.	2,296	$2,585	$111	$841	-62.0%	22.7%
Albany Molecular Research Inc.	3,085	—	$8	$570	—	—
Cambrex Corporation.	1,228	$1,536	$143	$524	19.0%	274.4%
Depomed, Inc.	434	$955	$(12)	$381	-68.9%	18.7%
Horizon Pharma plc	1,010	$3,964	$(92)	$1,056	-52.3%	—
Impax Laboratories Inc.	1,257	—	$(28)	$776	—	—
INSYS Therapeutics, Inc.	343	$420	$(59)	$141	-79.8%	56.9%
Jazz Pharmaceuticals plc	1,210	$11,261	$614	$1,619	-2.1%	150.7%
Prestige Brands Holdings, Inc.	530	$3,997	$323	$1,041	-17.0%	31.7%
United Therapeutics Corporation	800	$3,920	$1,025	$1,725	-35.0%	71.9%

Lannett Company, Inc.	1,251	$1,245	$130	$685	-77.1%	14.2%
% Rank	73%	33%	64%	45%	22%	13%

Two peers from the 2017 study were subsequently acquired (Albany Molecular Research Inc. in 2017 and Impax Laboratories Inc. in 2018).

For purposes of a subsequent market pay analysis conducted by Pearl Meyer in May 2018, the Committee approved a revised peer group consisting of 15 companies, including the 10 remaining 2017 peers shown above (excluding former peer Albany Molecular Research) plus 5 new companies (Acorda Therapeutics Inc., AMAG Pharmaceuticals Inc., Amphastar Pharmaceuticals Inc., Emergent BioSolutions Inc., and Supernus Pharmaceuticals Inc.) to round out the sample size. The Committee uses external market data as a reference point to ensure the Company’s executive compensation program is sufficiently competitive to attract, retain, and motivate highly experienced and talented NEOs.  The Committee generally seeks to position target total direct compensation for NEOs at or near 50th percentile market values for comparable positions but does not utilize a purely formulaic benchmarking approach.  Based on the April 2017 Pearl Meyer study, target total direct compensation, including the sum of base salary plus target short-term and long-term incentives, was below the competitive range (defined as +/- 15%) of 50th percentile market values for all then-current NEOs other than Mr. Abt, who was slightly above the range based on his then-current position.  Aggregate target total direct compensation was equal to 105% of the 50th percentile.  Actual total direct compensation was well-below 50th percentile market values for most of our then-current NEOs and equal to 64% of the 50th percentile in the aggregate, reflecting below-target incentive awards based on actual vs. planned performance.  As previously noted, when evaluating our executive compensation program, the Committee considers a variety of other factors in addition to external market data, such as Company and individual performance, and each NEO’s qualifications, skill sets, and past and expected future contributions towards our success.

2018 Executive Compensation Program Decisions

Base Salary

In order to remain competitive among our industry peers, the Committee believes it should set compensation at market-competitive levels that reflect the executive’s experience, role and responsibilities.  Based on Pearl Meyer’s 2017 study, current salaries were below 50th percentile market values for 4 of the 5 then-current NEOs.  However, in light of Fiscal 2017 performance, the Committee decided to not provide salary increases to any of our NEOs, other than a promotional increase of 16.8% for Mr. Abt who assumed additional responsibilities in Fiscal 2018. The following table summarizes annualized salaries for Fiscal 2017 and 2018 for our NEOs. Annualized Fiscal 2018 salaries differ from actual values received as reported in the Summary Compensation Table for certain incumbents with less than a full year of service and promotions.

NEO	2017 Base Salary	2018 Base Salary	% Change
Timothy C. Crew	$—	$735,000	N/A
Martin P. Galvan	$415,000	$415,000	—
Samuel H. Israel	$—	$400,000	N/A
John Kozlowski	$—	$325,000	N/A
John M. Abt	$295,000	$344,500	16.8%
Arthur P. Bedrosian	$735,000	$735,000	—
Kevin Smith	$370,000	$370,000	—

Short-Term Incentives (Annual Bonus)

The Company’s NEOs participate in an annual bonus program, which is designed to reinforce the annual business plan and budgeted goals and to recognize yearly performance achievements focused primarily on financial and operating results.  Actual payouts can range from 0% (below threshold) to 200% (superior performance) of target awards and are paid in cash.  The Committee sets each NEO’s threshold, target and superior bonus opportunity as a percentage of base salary, as follows:

	Annual Bonus Opportunity As a % of Salary
NEO	Threshold (25% of Target)	Target (100% of Target)	Superior (200% of Target)
Arthur P. Bedrosian, Timothy C. Crew	25%	100%	200%
All Other NEOs	15%	60%	120%

In Fiscal 2018, Mr. Bedrosian’s target award opportunity was increased from 90% of salary to 100% of salary to align more closely with 50th percentile market values.  Upon his appointment as CEO, Mr. Crew’s target award opportunity was also set at 100% of base salary.  Expressed as percentages of salary, Fiscal 2018 award opportunities were the same as those established in Fiscal 2017 for all other NEOs who were employed during both years.

The overall annual bonus plan for Fiscal 2018 was comprised of two components:

•                  Corporate Financial & Operational Goals: 80% of the total target award opportunity is tied to operating results versus targets established by the Committee to promote a focus on Company-wide profitable growth and collaboration:

Performance Metric	Weighting (out of 100%)
Adjusted Operating Income	40%
Adjusted Earnings Per Share (“EPS”)	20%
Adjusted Net Sales	20%
Strategic / Individual Objectives	20%

Fiscal 2018 performance metrics were the same as those established in Fiscal 2017.  However, the weighting on strategic / individual objectives was increased to 20% of the total target award opportunity to place further emphasis on key strategic initiatives such as new product launches, and the weighting on Adjusted Operating Income was reduced to 40% of the total target award opportunity.  Adjusted Operating Income is defined as operating income excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.

Adjusted EPS is defined as diluted EPS excluding bonus and stock-based compensation expense, as further adjusted for certain non-recurring items.  Adjusted Net Sales is defined as Net Sales excluding the impact of customer settlement charges.  Any adjustments are reviewed and approved by the Committee.

•                  Strategic / Individual Objectives: 20% of the total target award opportunity is based on the achievement of pre-established quantitative and qualitative strategic and individual goals, to reinforce key strategic objectives and to promote individual accountability and “line of sight.”  For Fiscal 2018, half of the award opportunity for all NEOs was tied to new product launches and half was tied to various other strategic, financial and operational objectives, taking into consideration each NEO’s job function and responsibilities.  For competitive harm reasons, the Company does not disclose specific details on individual goals and other strategic objectives.

2018 Short-Term Incentives (Annual Bonus): Results and Payouts

•                  Corporate Financial & Operational Results (Collectively Weighted 80% of Total Target Award). Fiscal 2018 Target goals for Adjusted Operating Income, Adjusted EPS, and Adjusted Net Sales were set above Fiscal 2017 actual levels and 2018 internal budgets which anticipated continued challenging market conditions within the generic pharmaceuticals sector.  For Fiscal 2018, the Committee established Threshold performance hurdles at 95% of Target goals, to further encourage the achievement of Target goals, and Superior hurdles at 102% to 104% of Target to account for stretch goals.   The Committee viewed these performance hurdles as very challenging in light of then-current internal forecasts and economic conditions.  Fiscal 2018 financial performance goals and actual results are shown in the following table:

	Weighting	Performance Goals
Performance Metric	(Out of 80%)	Threshold	Target	Superior	Actual
Adjusted Operating Income ($ millions)	40%	$242.4	$255.4	$261.4	$236.3
Adjusted EPS	20%	$3.00	$3.16	$3.23	$2.97
Adjusted Net Sales ($ millions)	20%	$663.0	$695.9	$725.0	$684.6

Actual Fiscal 2018 performance results were below Threshold levels for the Adjusted Operating Income and Adjusted EPS financial metrics and between Threshold and Target goals for Adjusted Net Sales.  Actual Adjusted Operating Income for Fiscal 2018 excluded pre-tax items totaling approximately $106.6 million, including acquisition-related and restructuring expenses, impairments, purchase accounting-related expenses due to the KUPI acquisition, and other non-recurring items.  Actual Adjusted EPS excluded the same $106.6 million in pre-tax items plus $16.7 million in non-cash interest expense and a litigation settlement gain as well as the related tax effects for all of these items. The Committee excluded the impact of the tax law change, effective January 1, 2018, from Adjusted EPS results, since it had not been factored into the originally established performance goals.  For Fiscal 2018, the Adjusted Net Sales result was the same as the GAAP-reported value, with no adjustments applied.

•                  Strategic and Individual Performance Results (Collectively Weighted 20% of Total Target Award). For Fiscal 2018, the Target goal for new product launches was seven (7) for the fiscal year.  The actual number of launches was eight (8), slightly above the Target goal. The Committee also considered each NEO’s contributions towards a variety of other company-wide strategic and function-specific objectives.  While no specific weightings were assigned to these other objectives, the Committee considered each NEO’s contributions towards the Company’s ongoing success with the integration of KUPI and other restructuring activities, the continued strengthening of our balance sheet, maintaining operational discipline within a challenging market environment, and achievement of various other strategic growth milestones.  Based on the Committee’s overall assessment, each NEO earned target award payouts for the strategic / individual performance component.

Total Annual Bonus

Based on our Fiscal 2018 performance results, the current NEOs (other than Messrs. Bedrosian and Smith, who terminated employment prior to fiscal year end) earned below-Target awards for the corporate financial and operational component and target awards for the strategic / individual objectives component under the Annual Bonus Plan.  Overall awards for current NEOs were equal to approximately 35% of Target opportunities. Total Fiscal 2018 payouts for current NEOs are summarized in the following table:

Current NEO	Corporate Financial / Operational Component	Strategic / Individual Objectives Component	Total Actual Bonus for Fiscal 2018
Timothy C. Crew	$53,759	$72,493	$126,252
Martin P. Galvan	$36,930	$49,800	$86,730
Samuel H. Israel	$34,035	$45,896	$79,931
John Kozlowski	$28,921	$39,000	$67,921
John M. Abt	$28,877	$38,940	$67,817

Long-Term Incentives

NEOs participate in a performance-based long-term incentive program.  Target award opportunities, expressed as percentages of base salary, for Fiscal 2018 are summarized in the following table:

NEO	Target Award as % of Base Salary
Arthur P. Bedrosian, Timothy C. Crew	300%
Martin P. Galvan	200%
Samuel H. Israel	175%
John Kozlowski, Kevin Smith	150%
John M. Abt	100%

The target value mix for our NEOs in Fiscal 2017 and Fiscal 2018 is summarized below:

All equity grants are tied to performance.  For the stock option and restricted stock components, grant levels are tied to Company and individual performance, using the same metrics and weightings as under the Annual Bonus Plan.  Actual grants can range from 0% (for below Threshold results) to 150% (for Superior performance) of target award levels, as shown in the following table:

Performance Result	Percentage of Target Equity Grants Earned (as % of Target Grant)
Below Threshold	0% (subject to Committee discretion)
Threshold	50%
Target	100%
Superior	150%

Any earned stock option and restricted stock grants will be made following the end of the fiscal year in which performance is measured.  These grants typically occur in the first quarter of the next fiscal year.

For the performance share component, award opportunities can range from 0% to 200% of target levels, based on our three-year TSR relative to companies in the S&P Pharmaceuticals Select Industry Index, as follows:

Lannett Three-Year Relative TSR vs. S&P Pharmaceuticals Select Index	Percentage of Target Grant Earned
Below 40th Percentile	—
40th Percentile	50%
50th Percentile	100%
80th Percentile or Higher	200%

Because they are tied to prospective goals, performance share grants will occur during the first 90 days of each three-year cycle.

Grants Made in Fiscal 2018 (Based on Fiscal 2017 Performance)

In Fiscal 2017, Company performance was below Threshold goals for all metrics.  As a result, no stock option or restricted stock grants were made under the regular long-term incentive program.

In September 2017, certain NEOs received the following TSR performance share target grants:

NEO	Target Number of Performance Shares Granted
Arthur P. Bedrosian	21,550
Martin P. Galvan	8,112
Samuel H. Israel	6,841
Kevin Smith	5,424
John M. Abt	2,834

Grants were made on September 22, 2017 and were determined by dividing target award values by the grant date fair value of $25.58 per share, as determined using a Monte-Carlo binomial modeling valuation tool, as discussed in Note 16 “Share-based Compensation” in the Form 10-K.  Messrs. Crew and Kozlowski did not receive performance share grants in Fiscal 2018 since they were not serving as NEOs at the time of grant.  Award vesting will be based on the Company’s TSR relative to companies in the S&P Pharmaceuticals Index for the three-year period ending September 22, 2020, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance.  Target grants for Messrs. Bedrosian and Smith vested upon their termination of employment and acceptance of the terms of their Separation Agreements.

Stock Option Retention Grants in Fiscal 2018

To enhance retention and to recognize the ongoing efforts related to the KUPI integration, restructuring activities, and various strategic milestones, the Committee approved modest, one-time stock option grants to certain NEOs in September 2017 as follows:

NEO	Special Retention Stock Option Grant (# of Shares)
Arthur P. Bedrosian	3,863
Martin P. Galvan	2,759
Samuel H. Israel	2,759
Kevin Smith	2,759
John M. Abt	2,759

In approving these awards, the Committee considered the ongoing efforts and contributions of each executive towards the successful integration of KUPI, the maintenance and expansion of customer relationships, and significant progress made towards achieving targeted cost synergies.  Grants were made on September 22, 2017 and vest in three annual increments, beginning on the first anniversary of grant.  Each stock option has an exercise price of $17.40, equal to our closing stock price on the date of grant and expire on the tenth anniversary from grant date.  Per the terms of their Separation Agreements, grants to Messrs. Bedrosian and Smith vested in full upon their termination of employment and remained exercisable for 90 days thereafter.

New Hire and Promotion Grants in Fiscal 2018

The Committee approved new hire grants during Fiscal 2018 for Messrs. Crew and Israel per the terms of their employment agreements.  On January 2, 2018, Mr. Crew received a grant of 32,103 stock options, with an exercise price of $23.65, equal to the grant date closing stock price, which expire on the tenth anniversary from grant, and a grant of 16,914 restricted shares.  Both awards vest in three equal annual increments, beginning on the first anniversary of the grant date.  On July 15, 2017, Mr. Israel received a grant of 18,223 restricted shares, which vest in three equal annual increments, beginning on the first anniversary of the grant date.

The Committee also approved promotional grants to Messrs. Kozlowski and Abt during Fiscal 2018.  On October 26, 2017, Mr. Kozlowski received a grant of 6,930 restricted shares, per the terms of his amended employment agreement, upon his promotion to his then-current role of Chief Operating Officer. He previously had received a grant of 915 restricted shares on September 22, 2017, while serving in a non-executive officer role.  Both grants vest in three equal annual increments, beginning on the first anniversary from the grant date. On April 30, 2018, Mr. Abt received a grant of 5,193 restricted shares, vesting in three equal annual increments, beginning on the first anniversary from grant, to recognize his assumption of additional operational responsibilities.

Grants Made in Fiscal 2019 (Based on Fiscal 2018 Performance)

In Fiscal 2018, the Company achieved financial performance results between Threshold and Target levels for Adjusted Net Sales and below Threshold levels for the profitability metrics.  Based on Company financial and strategic / individual objective performance results, the Committee approved the following stock option and restricted stock grants, effective as of July 30, 2018:

	Equity Grants Earned Based on Fiscal 2018 Performance
NEO	# of Stock Options	# of Restricted Shares
Timothy C. Crew	21,626	17,336
Martin P. Galvan	16,085	12,895
Samuel H. Israel	13,665	10,954
John Kozlowski	9,953	7,979
John M. Abt	6,454	5,174

These stock options vest in three equal annual increments, beginning on the first anniversary of the grant date and expire on the tenth anniversary from the date of grant. Each stock option has an exercise price of $12.20, equal to our closing stock price on the date of grant.  Restricted stock also vests in three equal annual increments, beginning on the first anniversary of grant.

Our current NEOs also received the following TSR performance share grants:

NEO	Target Number of Performance Shares Granted
Timothy C. Crew	15,368
Martin P. Galvan	11,730
Samuel H. Israel	9,459
John Kozlowski	6,890
John M. Abt	4,586

Grants were made on July 30, 2018 and were determined by dividing target award values by the grant date fair value of $17.69 per share, based on a Monte-Carlo binomial modeling valuation tool, as discussed in Note 16 “Share-based Compensation” in the Form 10-K.  Award vesting will be based on the Company’s TSR relative to companies in the S&P Pharmaceuticals Index for the three-year period ending July 30, 2021, with no awards earned for below-Threshold results and maximum awards of up to 200% of target grants for Superior performance.

Grants made in Fiscal 2019 will be included in the Summary Compensation Table and Grants of Plan-Based Awards Table in the Form 10-K and proxy filings for Fiscal 2019, per current SEC reporting requirements.

Other Policies, Programs and Guidelines

The Company currently maintains a clawback policy under the Sarbanes-Oxley Act, with incentive awards for the CEO and CFO subject to recoupment in the event of a material financial restatement triggered by fraud or misconduct.  Additionally, any employee who violates the provisions of the Company’s Code of Business Conduct and Ethics is subject to disciplinary penalties that may include termination of employment.

The Committee intends to comply with any regulatory requirements pertaining to clawback provisions under the Dodd-Frank Act once rules are finalized by the SEC and New York Stock Exchange. NEOs, like all other employees, have retirement programs and other benefits as part of their overall compensation package.  The Committee believes that these programs and benefits support our compensation philosophy, part of which is to provide compensation that is sufficiently competitive to attract, motivate and retain an executive team fully capable of driving exceptional performance.  The Committee periodically reviews these programs to validate that they are reasonable and consistent with market practice.  Attributed costs of the personal benefits available to the NEOs are included in column (h) of the Summary Compensation Table on page 30.

•                  Retirement Benefits. Each of our NEOs is eligible to participate in a 401(k) plan that is available to all employees.  The Company provides matching contributions on a $0.50 basis up to 8% of the contributing employee’s base salary, subject to limitations of the 401(k) plan and applicable law.

•                  Other Benefits. Our NEOs are eligible to participate in the same health benefits available to all other employees — there are no special medical plans for our NEOs.  Lannett provides life insurance for NEOs which would, in the event of death, pay up to $500,000 to designated beneficiaries.  Premiums paid for coverage above $50,000 are treated as imputed income.  Lannett also provides short- and long-term disability insurance which would, in the event of disability, pay the NEO 70% of his base salary up to the plan limits of $2,000 per week for short-term disability and $15,000 per month for long-term disability.  The NEOs are also provided with car allowances.

•                  Post-Termination Pay. The Committee believes that reasonable severance and change-in-control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general.  These severance benefits reflect the fact that it may be difficult for our NEOs to find comparable employment within a short period of time and are designed to alleviate concerns about the loss of his or her position without cause.  The Committee also believes that a change-in-control arrangement will provide security that will likely reduce the reluctance of an NEO to pursue a change in control transaction that could be in the best interest of our shareholders.  Lannett’s severance plan is designed to pay severance benefits to a NEO for a qualifying separation.  For the CEO, the severance plan provides for payment of three times base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  For the other NEOs, the severance plan provides for a payment of 18-months of base salary, plus a pro-rated annual cash bonus for the current year calculated as if all targets and goals are achieved.  Employment agreements with NEOs do not have any tax gross-up provisions, and include non-compete, non-solicitation, and other restrictive covenants for designated time frames.  As previously noted, Mr. Crew’s employment agreement was amended during Fiscal 2018 to eliminate a “walk away” provision that would have entitled him to severance benefits upon a voluntary resignation within thirty days of a Change in Control of the Company. This change was made based on the 2018 say on pay vote and concerns raised by shareholder advisory groups and further demonstrates our commitment to sound corporate governance practices.  None of the agreements with our other NEOs contain any type of “walk away” provision, with severance benefits only payable upon a qualifying termination of employment by the Company without “Cause” (as defined in the agreements) or a voluntary resignation for “Good Reason” (as defined in the agreements).

•                  Tax and Accounting Implications. Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an NEO’s compensation that exceeds $1,000,000 per year.  The Tax Cuts and Jobs Act, which became effective as of January 1, 2018, modified Section 162(m) provisions, including the elimination of the “performance-based exception” that previously allowed certain performance-based compensation meeting specific requirements to qualify for full tax deductibility by the Company.  The changes to Section 162(m) do not apply to certain compensation paid pursuant to a binding written contract that was in effect as of November 2, 2017.  As a result of the tax law changes, compensation paid to designated “covered executives”, including current and former NEOs, in excess of $1,000,000 per individual will generally not be deductible, whether or not it is performance-based.  Although the Committee has historically attempted to structure executive compensation to preserve deductibility, it also reserves the right to provide compensation that may not be fully deductible, in order to maintain flexibility in compensating NEOs in a manner consistent with our compensation philosophy, as deemed appropriate.  The Committee believes that shareholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

Looking Ahead: Executive Compensation Program Changes for Fiscal 2019

For Fiscal 2019, the Committee decided to not increase base salaries for NEOs, to maintain a similar short-term incentive (Annual Bonus) design as in Fiscal 2018, and to modify the long-term incentive plan design, as shown below.  In October 2018, the Committee revised the Fiscal 2019 Target performance goals based on the non-renewal of the JSP contract, which will expire on March 23, 2019.  The Committee may revisit certain aspects of the 2019 compensation program design later in the fiscal year due to the non-renewal of the JSP contract.

•                  Short-Term Incentives (Annual Bonus). For Fiscal 2019, target award opportunities, expressed as percentages of base salary, performance metrics, and weightings, are the same as in Fiscal 2018.  Based on established Target performance goals for Fiscal 2019, the Committee chose to broaden performance ranges as compared with Fiscal 2018 goals, with Threshold performance hurdles set at 85% of Target and Superior performance hurdles at 120% of Target.

•                  Long-Term Incentives. Expressed as percentages of base salary, target long-term incentive award opportunities for all NEOs are the same as those for Fiscal 2018.  The target value mix for equity grants will be equally weighted across all three award vehicles, as summarized below:

Award Vehicle	Weighting (Out of 100%)	Performance Criteria
Restricted Stock	33.3%	Grant levels based on Fiscal 2019 Company
Stock Options	33.3%	performance
Performance Shares	33.3%	3-year relative TSR

Equity grant levels for the stock option and restricted stock components will be based on the Company’s Fiscal 2019 financial performance using the same corporate metrics as under the Annual Bonus Plan.  Based on established Target performance goals for Fiscal 2019, and consistent with performance ranges within the Fiscal 2019 Annual Bonus Plan design, the Committee set award levels as follows:

Fiscal 2019 Performance Result	Percentage of Target Award Opportunity Earned
Below Threshold	— (subject to Committee discretion)
Threshold (85% of Target)	50%
Target (100% of Target)	100%
Superior (120% of Target)	150%

Stock option and restricted stock grants, if any, will occur following the end of Fiscal 2019, with earned awards vesting in three equal annual increments based on continued service.

For the performance share component, award opportunities can range from 0% to 200% of target levels, based on our three-year TSR relative to companies in the S&P Pharmaceuticals Select Industry Index, as follows:

Lannett Three-Year Relative TSR vs. S&P Pharmaceuticals Select Index	Percentage of Target Award Opportunity Earned
Below 40th Percentile	—
40th Percentile	50%
50th Percentile	100%
80th Percentile or Higher	200%

Because they are tied to prospective goals, performance share grants will occur during the first 90 days of each three-year cycle.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed, discussed and approved the CD&A as set forth above with management.  Taking this review and discussion into account, the undersigned Committee members recommend to the Board of Directors that the CD&A be included in the annual report on Form 10-K and in this Proxy Statement.

Paul Taveira, Chairman
David Drabik
James M. Maher

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The tables and narratives set forth below provide specified information concerning the compensation of our Named Executive Officers (NEOs) for the fiscal year ended June 30, 2018.

Summary Compensation Table

This table summarizes all compensation paid to or earned by our Fiscal 2018 NEOs for the years indicated to the extent they were serving as NEOs.

Name and Principal Position (a)	Fiscal Year (b)	Salary (c)	Bonus (d)	Restricted Stock Awards (e)	Options Awards (f)	Non-equity incentive plan compensation (g)	All Other Compensation (h)	Total (i)
Timothy C. Crew (1)	2018	$350,539	$—	$400,016	$400,003	$126,252	$52,971	$1,329,781
Chief Executive Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Martin P. Galvan	2018	$415,000	$—	$207,505	$24,997	$86,730	$29,513	$763,745
Vice President of Finance and Chief Financial Officer	2017	415,000	—	104,786	27,119	—	21,841	568,746
	2016	354,916	492,928	239,168	235,915	23,844	28,917	1,375,688

Samuel H. Israel (2)	2018	$376,923	$—	$585,010	$24,997	$79,931	$16,980	$1,083,841
Chief Legal Officer and General Counsel	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

John Kozlowski (3)	2018	$325,000	$—	$171,624	$—	$67,921	$31,769	$596,314
Chief of Staff and Strategy Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

John M. Abt	2018	$299,539	$—	$153,505	$24,997	$67,817	$19,155	$565,013
Vice President and Chief Quality Operations Officer	2017	289,632	—	87,289	17,706	—	20,218	414,845
	2016	289,632	154,321	52,688	51,697	19,458	16,341	584,137

Arthur P. Bedrosian (4)	2018	$381,635	$—	$551,249	$34,999	$—	$2,650,074	$3,617,957
Former Chief Executive Officer	2017	735,000	—	184,399	62,669	—	99,477	1,081,545
	2016	615,129	811,484	657,298	400,977	45,917	78,382	2,609,187

Kevin Smith (5)	2018	$370,000	$—	$138,746	$24,997	$—	$1,120,135	$1,653,878
Former Senior Vice President of Sales	2017	370,000	—	99,121	24,068	—	21,967	515,156
	2016	314,974	178,840	210,160	206,787	21,160	24,869	956,790

(1)             Mr. Crew joined the Company as CEO effective January 2, 2018.

(2)             Mr. Israel joined the Company as Chief Legal Officer and General Counsel effective July 15, 2017.

(3)             Mr. Kozlowski became an NEO in Fiscal 2018.  Compensation is not shown for prior years when he was employed in a non-executive officer role.

(4)             Mr. Bedrosian departed the Company effective December 31, 2017.

(5)             Mr. Smith departed the Company effective June 30, 2018.

All Other Compensation

The following table summarizes the components of column (h) of the Summary Compensation Table above:

Name and Principal Position	Fiscal Year	Company Match Contributions 401(k) Plan	Auto Allowance	Pay in Lieu of Vacation	Separation Payments	Excess Life Insurance	Relocation Reimbursement	Total

Timothy C. Crew	2018	$6,463	$6,439	$—	$—	$69	$40,000	$52,971
Chief Executive Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Martin P. Galvan	2018	$9,343	$10,800	$8,579	$—	$791	$—	$29,513
Vice President of Finance and Chief Financial Officer	2017	10,447	10,800	—	—	594	—	21,841
	2016	10,197	10,800	7,508	—	411	—	28,917

Samuel H. Israel	2018	$6,615	$10,177	$—	$—	$188	$—	$16,980
Chief Legal Officer and General Counsel	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

John Kozlowski	2018	$9,770	$7,062	$14,844	$—	$93	$—	$31,769
Chief of Staff and Strategy Officer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

John M. Abt	2018	$8,217	$10,800	$—	$—	$138	$—	$19,155
Vice President and Chief Quality Operations Officer	2017	9,275	10,800	—	—	143	—	20,218
	2016	5,403	10,800	—	—	138	—	16,341

Arthur P. Bedrosian	2018	$—	$7,010	$69,613	$2,572,500	$951	$—	$2,650,074
Former Chief Executive Officer	2017	8,152	13,500	76,327	—	1,498	—	99,477
	2016	8,000	13,500	55,598	—	1,284	—	78,382

Kevin Smith	2018	$7,934	$13,500	$6,938	$1,091,500	$263	$—	$1,120,135
Former Senior Vice President of Sales	2017	8,199	13,500	—	—	268	—	21,967
	2016	8,678	13,500	2,423	—	268	—	24,869

Grants of Plan-Based Awards in Fiscal 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Award			All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Options
Name (a)	Grant Date (b)	Threshold (c)	Target (d)	Maximum (e)	Threshold (f)	Target (g)	Maximum (h)	(#) (1) (2) (i)	(#) (1) (2) (j)	Awards ($/sh) (3)	Awards (4) (k)

Timothy C. Crew	1/2/2018							16,914			$400,016
Chief Executive Officer	1/2/2018								32,103	$23.65	$400,003

Martin P. Galvan	9/22/2017				4,056	8,112	16,224				$207,505
Vice President of Finance and Chief Financial Officer	9/22/2017								2,759	$17.40	$24,997

Samuel H. Israel	7/15/2017							18,223			$410,018
Chief Legal Officer and General Counsel	9/22/2017				3,421	6,841	13,683				$174,993
	9/22/2017								2,759	$17.40	$24,997

John Kozlowski	9/22/2017							915			$15,006
Chief of Staff and Strategy Officer	10/26/2017							6,930			$156,618

John M. Abt	4/30/2018							5,193			$81,011
Vice President and Chief Quality Operations Officer	9/22/2017				1,417	2,834	5,668				$72,494
	9/22/2017								2,759	$17.40	$24,997

Arthur P. Bedrosian (5)	9/22/2017				10,775	21,550	43,100				$551,249
Former Executive Chief Officer	9/22/2017								3,863	$17.40	$34,999

Kevin Smith (5)	9/22/2017				2,712	5,424	10,848				$138,746
Former Senior Vice President of Sales	9/22/2017								2,759	$17.40	$24,997

(1)         Stock options and restricted stock granted to Mr. Crew on 1/2/18 were new hire awards upon joining the Company. All other restricted stock grants represent new hire or promotional grants to NEOs, except for the grant on 9/22/17 to Mr. Kozlowski while serving in a non-executive officer role. All of the grants vest in three equal annual increments.

(2)         Stock options grants on 9/22/17 were retention grants to then-current NEOs to recognize ongoing efforts towards acquisition integration and restructuring activities, and vest in three equal annual increments.

(3)         The exercise price was equal to the Company’s closing stock price on the date of grant.

(4)         Stock options were valued using the Black-Scholes option pricing model. Performance shares were valued using a Monte Carlo binomial model. The assumptions used in fair value calculations are described in Note 16 “Share-based Compensation,” in the Form 10-K.  The grant date fair value for other stock grants reflects the number of shares multiplied by the Company’s closing stock price on the applicable date of grant.

(5)         Grants to Messrs. Bedrosian and Smith fully vested upon termination of employment per the terms of their Separation Agreements.

Outstanding Equity Awards at 2018 Fiscal Year End

The following table sets forth information concerning the outstanding stock awards held at June 30, 2018 by each of the NEOs. The options were granted ten years prior to the option expiration date and vest over three years from that grant date.  Restricted shares vest three years from the date of grant.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Vested ($)
Timothy C. Crew	—	32,103	—	$23.65	1/1/2018
Chief Executive Officer						16,914	$230,030

Martin P. Galvan	40,000	—	—	$4.73	7/15/2021
Vice President of Finance and Chief Financial Officer	32,000	—	—	$4.16	10/25/2022
	50,000	—	—	$13.86	9/4/2023
	30,000	—	—	$34.77	8/11/2024
	5,993	2,997	—	$59.20	7/21/2025
	589	1,180	—	$31.30	7/26/2026
	—	2,759	—	$17.40	9/21/2027
						10,973	$149,233

Samuel H. Israel	—	2,759	—	$17.40	9/21/2027
Chief Legal Officer and General Counsel						25,064	$340,870

John Kozlowski	4,000	—	—	4.16	10/25/2022
Chief of Staff and Strategy Officer	9,334	—	—	13.86	9/4/2023
	4,200	—	—	34.77	8/11/2024
						13,454	$182,974

John M. Abt	1,313	657	—	$59.20	7/21/2025
Vice President and Chief Quality Operations Officer	385	770	—	$31.30	7/26/2026
	—	2,759	—	$17.40	9/21/2027
						10,812	$147,043

Arthur P. Bedrosian	96,000	—	—	$34.77	8/11/2024
Former Chief Executive Officer	15,280	—	—	$59.20	7/21/2025
	4,088	—	—	$31.30	7/26/2026
	3,863	—	—	$17.40	9/21/2027

Kevin Smith	30,000	—	—	$13.86	9/4/2023
Former Senior Vice President of Sales	26,000	—	—	$34.77	8/11/2024
	7,880	—	—	$59.20	7/21/2025
	1,570	—	—	$31.30	7/27/2026
	2,759	—	—	$17.40	9/21/2027

Options Exercised and Stock Vested During the Fiscal Year Ended June 30, 2018

The following table sets forth information concerning stock options exercised and stock awards that vested during Fiscal 2018 for each of the NEOs.

	Options		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Timothy C. Crew	—	$—	—	$—
Chief Executive Officer

Martin P. Galvan	—	$—	5,276	$115,809
Vice President of Finance and Chief Financial Officer

Samuel H. Israel	—	$—	—	$—
Chief Legal Officer and General Counsel

John Kozlowski	—	$—	3,129	$67,481
Chief of Staff and Strategy Officer

John M. Abt	—	$—	2,290	$47,690
Vice President and Chief Quality Operations Officer

Arthur P. Bedrosian	348,500	$2,395,706	38,206	$872,435
Former Chief Executive Officer

Kevin Smith	11,667	$144,071	14,900	$248,930
Former Senior Vice President of Sales

Employment and Separation Agreements

The Company has entered into employment agreements with its current NEOs.  Each of the agreements provides for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the review and approval of the Compensation Committee in accordance with the Committee’s charter as approved by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards.  In 2018, the Company amended each of the employment agreements it has entered into with its current NEOs and with other employees to confirm and clarify that nothing in the employment agreements prohibits or limits the right of any employee from providing confidential information to or otherwise communicating with the SEC or any other governmental entity or self-regulatory organization or from accepting financial awards from the SEC or any other governmental entity or self-regulatory organization.  Under the terms of the employment agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay these executives severance compensation as discussed in the table below.

Effective December 31, 2017, the Company entered into a Separation Agreement and General Release with Mr. Bedrosian, our former Chief Executive Officer, upon his termination of employment.  The agreement provides for separation payments totaling $2,572,500, equal to thirty-six months of Mr. Bedrosian’s final base salary plus a pro-rated target cash bonus for the period of time employed during Fiscal 2018, payable in twelve monthly installments, beginning on March 31, 2018.  The agreement also provides for full vesting of all unvested stock options and all other equity awards, plus health benefits continuation (via reimbursement of COBRA premiums) for up to eighteen months from the date of termination.  Mr. Bedrosian agreed to release the Company from any claims and to cooperate in the resolution of any issues pertaining to filings, investigations, or claims relating to events that occurred during his tenure with the Company.  He also agreed to various restrictive covenants during the thirty-six month period following his termination of employment.

Effective June 30, 2018, the Company entered into a Separation Agreement and General Release with Mr. Smith, our former Senior Vice President of Sales, upon his termination of employment.  The agreement provides for separation payments totaling $1,091,500, equal to twenty-one months of Mr. Smith’s final base salary plus a cash bonus for Fiscal 2018 of $444,000, payable in twelve monthly installments, beginning on September 28, 2018.  The agreement also provides for full vesting of all unvested stock options and all other equity awards, plus health benefits continuation (via reimbursement of COBRA premiums) for up to eighteen months from the date of termination.  Mr. Smith agreed to release the Company from any claims and to cooperate in the resolution of any issues pertaining to filings, investigations, or claims relating to events that occurred during his tenure with the Company.  He also agreed to various restrictive covenants during the eighteen-month period following his termination of employment.

Potential Payments upon Termination or Change in Control

The following table summarizes potential payments or benefits upon various termination of employment scenarios for our current NEOs as of fiscal year end and assumes that the relevant triggering event occurred on June 30, 2018.  The fair market values of share-based compensation (i.e. Stock Options and Restricted Stock) were calculated using the closing price of Lannett stock ($13.60) on June 29, 2018, which was the last trading day of Fiscal 2018.  The “spread,” the difference between the fair market value of Lannett stock on June 29, 2018, and the option exercise price, was used for valuing stock options.

Name	Base Salary Continuation ($)	Annual Cash Bonus ($)	Acceleration and Exercisability of Unvested Stock Option Awards ($)	Acceleration of Unvested Restricted Acceleration of Stock ($)	Insurance Benefit Continuation ($)	Other Benefits ($)	Total ($)
Timothy C. Crew
Without Cause/With Good Reason (1) (2)	2,205,000	126,252	—	230,030	50,102	2,120	2,613,504
For Cause (3) (4)	—	126,252	—	—	—	2,120	128,372
Retirement / Death / Disability (3)	—	126,252	—	—	—	2,120	128,372
Change in Control (5)	2,205,000	126,252	—	230,030	50,102	2,120	2,613,504
Martin P. Galvan
Without Cause/With Good Reason (1) (2)	622,500	86,730	—	149,233	39,017	6,084	903,564
For Cause (3) (4)	—	86,730	—	—	—	6,084	92,814
Retirement / Death / Disability (3)	—	86,730	—	—	—	6,084	92,814
Change in Control (5)	622,500	86,730	—	149,233	39,017	6,084	903,564
Samuel H. Israel
Without Cause/With Good Reason (1) (2)	600,000	79,931	—	340,870	5.534	3,712	1,030,047
For Cause (3) (4)	—	79,931	—	—	—	3,712	83,643
Retirement / Death / Disability (3)	—	79,931	—	—	—	3,712	83,643
Change in Control (5)	600,000	79,931	—	340,870	5,534	3,712	1,030,047
John Kozlowski
Without Cause/With Good Reason (1) (2)	487,500	67,921	—	182,974	40,474	5,816	784,685
For Cause (3) (4)	—	67,921	—	—	—	5,816	73,737
Retirement / Death / Disability (3)	—	67,921	—	—	—	5,816	73,737
Change in Control (5)	487,500	67,921	—	182,974	40,474	5,816	784,685
John M. Abt
Without Cause/With Good Reason (1) (2)	516,750	67,817	—	147,043	50,102	3,404	785,116
For Cause (3) (4)	—	67,817	—	—	—	3,404	71,221
Retirement / Death / Disability (3)	—	67,817	—	—	—	3,404	71,221
Change in Control (5)	516,750	67,817	—	147,043	50,102	3,404	785,116

(1) Each employment agreement ranges from 1-3 years and is automatically renewed unless notice is given by either party.  Any non-renewal of the existing employment agreements by the Company and any resignation of the Executive with Good Reason both constitute a termination without Cause.  Under the existing employment agreements base salary continuation for a period of 18-36 months, pro-rated cash bonus as if all targets and goals were achieved subject to any applicable cap on cash payments, acceleration of exercisability of unvested stock option awards, acceleration of unvested restricted stock, and insurance benefit continuation for a period of 18 months (collectively “Severance Compensation”) will only be made if the Executive executes and delivers to the Company, in a form prepared by the Company, a release of all claims against the Company and other appropriate parties, excluding the Company’s performance obligation to pay Severance Compensation and the Executive’s vested rights under the Company sponsored retirement plans, 401(k) plans and stock ownership plans (“General Release”).  Severance Compensation is paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  Earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(2)  Under the existing employment agreements, Good Reason is defined as giving written notice of his resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s position or a material and adverse alteration in the nature of his duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.

(3) Under the existing employment agreements,  if the Executive is terminated For Cause; by death; by disability; resigns without Good Reason; or retires; earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.

(4) For Cause generally means Executive’s willful commission of an act constituting fraud, embezzlement, breach of fiduciary duty, material dishonesty with respect to the Company, gross negligence or willful misconduct in performance of Executive duties, willful violation of any law, rule or regulation relating to the operation of the Company, abuse of illegal drugs or other controlled substances or habitual intoxication, willful violation of published business conduct guidelines, code of ethics, conflict of interest or other similar policies, and Executive becoming under investigation by or subject to any disciplinary charges by any regulatory agency having jurisdiction over the Company (including but not limited to the Drug Enforcement Administration (DEA), Food and Drug Administration (FDA) or the Securities and Exchange Commission (SEC)) or if any complaint is filed against the Executive by any such regulatory agency.

(5) Under the existing employment agreements, a Change in Control is defined as a “change in ownership of the Company”, “a change in effective control of the Company”, or “a change in ownership of a substantial portion of the Company’s assets.”  If the Executive is terminated by the Company without Cause or resigns with Good Reason within 24 months of a Change in Control event, the Executive shall be entitled to earned but unpaid base salary, accrued but unpaid annual bonus (if the Executive otherwise meets the eligibility requirements) and accrued but unpaid paid time off and other miscellaneous items.  These items are to be paid in a single lump sum in cash no later than the earlier of: (1) the date required under applicable law; or (2) 60 days following the Termination Date.  Additionally, the Executive shall be entitled to Severance Compensation to be paid in equal monthly installments over a 12 month period to commence on the 90th day following the Termination Date provided the Executive has not revoked the General Release prior to that date.  A written notice that the Executive’s employment term is not extended within the 24-month period after a Change in Control shall be deemed a termination without Cause, unless the Executive and the Company execute a new employment agreement.

CEO Pay Ratio Disclosure

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations of the SEC, we are providing the following information about the annual total compensation of our employees and the annual total compensation of our current CEO, Timothy Crew.  We chose to use Mr. Crew’s annualized compensation, as opposed to also including compensation for Mr. Bedrosian, our former CEO through December 31, 2017, since Mr. Crew was serving as our CEO at the time median annual compensation for our other employees was identified and as of our fiscal year ended June 30, 2018.

We determined that as of May 31, 2018, our employee population consisted of 1,215 individuals working at our company and its consolidated subsidiaries, including 1,190 in the U.S. and 25 located in Armenia. For purposes of identifying the median employee, we excluded all 25 workers in Armenia, who represent 2.1% of our total population, as permitted under SEC guidelines.  For each of the 1,189 U.S.-based employees (other than Mr. Crew), we used their annualized base salary and target cash and equity incentive awards as of May 31, 2018 as a consistently applied compensation measure to identify the median employee.  Since substantially all our employees are eligible to receive equity awards, we included it in our determination of total compensation.  We used target cash and equity incentives since actual awards for Fiscal 2018 for each employee were not yet determined.  We annualized values for employees hired after July 1, 2017, the start of our fiscal year.

After determining the median employee, we calculated Fiscal 2018 total annual compensation for this employee of $57,002, in accordance with the requirements of Regulation S-K.  For purposes of this pay ratio calculation, we annualized Mr. Crew’s Fiscal 2018 base salary, bonus, and values reported in “All Other Compensation” to account for his start date of January 2, 2018, with a total annualized value of $1,852,162.  We did not annualize Mr. Crew’s sign-on equity award. The annualized amount differs from the value of $1,329,781 reported in the Summary Compensation Table for Mr. Crew.  Based on this information, the ratio of the annual total compensation of Mr. Crew, our CEO, to the median of the total compensation of all employees was 32.5 to 1.  This pay ratio information has been calculated in a manner consistent with SEC regulations.

Because the SEC rules permit significant flexibility in terms of approaches used to calculate compensation and identify the median employee, comparisons among companies may not be very meaningful, even for companies within the same industry.

COMPENSATION OF DIRECTORS

Our Board of Directors is actively involved in providing strategic direction and fiduciary oversight to the Company. During Fiscal 2018 we had a total of seven Board members, which resulted in a significant workload for our directors, with our four independent directors (five through December 31, 2017) serving on an average of three committees each.  Our Board of Directors held numerous meetings and teleconferences in Fiscal 2018 in carrying out its responsibilities.  The Board was actively involved in the search for a new CEO during Fiscal 2018, culminating in the seamless leadership transition from Mr. Bedrosian to Mr. Crew.

For Fiscal 2018, our non-employee directors received a cash retainer of $90,000, payable in monthly increments of $7,500, for Board and committee service.  For serving as Lead Independent Director, Mr. Drabik also received an additional retainer of $18,000.  Certain non-employee directors who served on a CEO Search Committee during Fiscal 2018 received additional cash fees ranging from $4,000 to $8,000.  No other cash retainers or meeting fees were provided.

Board members receive annual equity grants to recognize their service during the prior fiscal year.  Grant levels may vary from year to year based on Company performance.  Based on the Company’s performance and the significant efforts and contributions of our directors in Fiscal 2017, in July 2017, each then-current non-employee Board member received an award of 6,977 common shares with a grant date value of $150,006, immediately vested at grant. Mr. LePore received a grant of 1,700 shares upon his appointment to the Board in July 2017 with a grant date value of $35,785. These grants are shown in the table below, since they occurred in Fiscal 2018.  Based on the Company’s performance and the significant efforts and contributions of our directors in Fiscal 2018, in July 2018, each non-employee Board member received an award of 16,195 common shares with a grant date value of $200,008.  Mr. Drabik received an additional 2,000 shares to recognize his efforts with the new CEO search.  Grant date values for this grant will be reported in the director compensation table for Fiscal 2019, since the grant occurred after the end of Fiscal 2018.  As an executive director, Mr. Crew does not receive an additional grant for board service.

Effective in July 2014, the Board of Directors approved stock ownership guidelines for non-employee directors equal to three times their cash retainer.  Non-employee directors must meet required ownership levels within five years of first becoming subject to the guidelines.  All directors other than Mr. Paonessa, who joined the Board in Fiscal 2016, and Mr. Patrick G. LePore, who joined the Board in Fiscal 2018, met required ownership levels as of the end of Fiscal 2018.

We maintain policies that prohibit Directors from pledging Lannett stock or engaging in activity considered hedging of our common stock, and none of our Directors has pledged Lannett stock as collateral for a personal loan or other obligations.

The following table shows compensation information for Fiscal 2018 for non-employee members of our Board of Directors.

Name	Fees Earned ($)	Stock Awards (1) ($)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Jeffrey Farber	$97,000	$150,006	—	—	—	—	$247,006
David Drabik	$116,000	$150,006	—	—	—	—	$266,006
Paul Taveira	$90,000	$150,006	—	—	—	—	$240,006
James M. Maher	$90,000	$150,006	—	—	—	—	$240,006
Albert Paonessa III	$98,000	$150,006	—	—	—	—	$248,006
Patrick G. LePore	$94,000	$35,785	—	—	—	—	$129,785

(1)         Reflects grant date award value for equity grants received in Fiscal 2018 to recognize Board service in Fiscal 2017.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The responsibility for the review of transactions with “related persons” (as defined below) has been assigned to the Audit Committee of the Board of Directors, which is comprised of three independent directors.  “Related persons” are defined as directors and executive officers or their immediate family members or stockholders owning more than five percent of the Company’s common stock.  The Audit Committee annually reviews related party transactions with any related person in which the amount exceeds $120,000.

The Company had net sales of $3.9 million, $3.7 million and $3.1 million during the fiscal years ended June 30, 2018, 2017 and 2016, respectively, to a generic distributor, Auburn.  Jeffrey Farber, a current board member, is the owner of Auburn.  Accounts receivable includes amounts due from Auburn of $585 thousand and $751 thousand at June 30, 2018 and 2017, respectively.

The Company also had net sales of $1.9 million and $1.7 million during the fiscal years ended June 30, 2018 and 2017 to a generic distributor, KeySource.  Albert Paonessa, a current board member, was appointed the CEO of KeySource in May 2017.  Accounts receivable includes amounts due from KeySource of $514 thousand and $606 thousand as of June 30, 2018 and 2017.

The Company incurred expenses totaling $332 thousand during the fiscal year ended June 30, 2018 for online medical benefit services provided by a subsidiary of a variable interest entity. Accounts payable includes amounts due to the variable interest entity of $58 thousand as of June 30, 2018.

As part of its review, the Audit Committee noted that the amount of net sales to Auburn approximated 0.6% of total net sales during the fiscal years ended June 30, 2018, 2017 and 2016, respectively.  The Audit Committee also noted that the amount of net sales to KeySource approximated 0.3% of total net sales during each of the fiscal years ended June 30, 2018 and 2017.

The Audit Committee reviewed an analysis of sales prices charged to Auburn and KeySource, which compared the average sales prices by product for Auburn, which is a member of the Premier Buying Group, and KeySource, which is a member of the OptiSource Buying Group, sales to the average sales prices by product to other Lannett customers during the same period.  As a result of this analysis, the Audit Committee ratified the net sales made to Auburn and KeySource during the fiscal years ended June 30, 2018 and 2017.

PROPOSAL NO.  1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board.  Currently, there are seven members of the Board.  The Board nominates the seven persons named below who are currently serving on the Board, for election to the Board.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board and sets forth certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the directors on the Board are independent, as defined by the rules of the New York Stock Exchange (“NYSE”).  Those directors are referred to as “independent” below.

Patrick G. LePore was appointed as a Director of the Company in July 2017.  On July 1, 2018, Mr. LePore succeeded Mr. Farber as Chairman of the Board of Directors.  Mr. LePore served as Chairman, Chief Executive Officer and President of Par Pharmaceuticals, Inc., until the company’s acquisition by private equity investor TPG in 2012.  He remained as chairman of the new company where he led the sale of the company to Endo Pharmaceuticals.  Mr. LePore began his career with Hoffmann LaRoche.  Later, he founded Boron LePore and Associates, a medical communications company, which he took public and was eventually sold to Cardinal Health.  He is a member of the board of directors of PharMerica and Innoviva, and is a trustee of Villanova University.  Mr. LePore earned his bachelor’s degree from Villanova University and Master of Business Administration from Fairleigh Dickinson University.

The Governance and Nominating Committee concluded that Mr. LePore is well qualified and should be nominated to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and director of highly regarded companies within the pharmaceutical industry.  Mr. LePore is an independent director as defined by the rules of the NYSE.

John C. Chapman was appointed as a Director of the Company in July 2018.  Mr. Chapman is a retired audit partner for KPMG, having specialized in providing audit services to large complex multinational pharmaceutical and consumer market companies. During his tenure at KPMG, he served for six years as a member of the firm’s board of directors and for several years as KPMG’s global chair of pharmaceuticals and chemicals.  Mr. Chapman also served as global lead partner for some of KPMG’s largest clients, including Pfizer, Hoechst and PepsiCo, among others.  Mr. Chapman, a certified public accountant (“CPA”), earned a Bachelor of Business Administration in accounting practice degree from Pace University, New York.  On August 21, 2018, Mr. Chapman was appointed as Chairman of the Audit Committee, effective upon filing of the Company’s Fiscal 2018 consolidated financial statements.

The Governance and Nominating Committee concluded that Mr. Chapman is well qualified and should be nominated to serve as a Director, due to his extensive experience in the public accounting profession.  Additionally, Mr. Chapman has significant experience in dealing with acquisitions, divestitures, initial public offerings and secondary offerings.  Mr. Chapman is an independent director as defined by the rules of the NYSE.

Timothy C. Crew was appointed as the Company’s Chief Executive Officer and a Director of the Company in January 2018.  Mr. Crew has more than 25 years of experience in the generic and branded pharmaceutical industries.  Previously, he served as Chief Executive Officer of Cipla North America, a global pharmaceutical company based in Mumbai, India.  Before Cipla, he worked for eight years at Teva Pharmaceuticals Industries Ltd. (“Teva”), where he ultimately served as Senior Vice President and Commercial Operating Officer of the North American Generics division, the world’s largest generic operation with multibillion dollars of annual sales.  Before that, he was Teva’s Vice President, Alliances and Business Development.  Mr. Crew was also an Executive Vice President, North America, for Dr. Reddy’s Laboratories Ltd.  Mr. Crew began his pharmaceutical career at Bristol-Myers Squibb, where he held a number of senior management positions in global marketing, managed healthcare, marketing, business development and strategic planning.  Prior to his pharmaceutical roles, Mr. Crew served in the United States Army, where he rose to the rank of Captain. Mr. Crew earned a Bachelor of Arts degree in economics from Pomona College and a Masters of Business Administration degree from Columbia Business School.

The Governance and Nominating Committee concluded that Mr. Crew is well qualified and should be nominated to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer of highly regarded companies within the pharmaceutical industry.

David Drabik was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelor of Business Administration degree.

The Governance and Nominating Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a Director due, in part, to his understanding and involvement in investment banking.  As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC documentation.  Mr. Drabik is an independent director as defined by the rules of the NYSE.

Jeffrey Farber was appointed a Director of the Company in May 2006 and was appointed Chairman of the Board of Directors in July 2012.  On July 1, 2018, Mr. LePore succeeded Mr. Farber as the Chairman of the Board of Directors.  Mr. Farber joined the Company in August 2003 as Secretary.  Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor.  Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years.  At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the Midwest division.  Mr. Farber also spent time working at Major’s manufacturing division, Vitarine Pharmaceuticals, where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelor of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University.

The Governance and Nominating Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor.  His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Albert Paonessa, III was appointed as a Director of the Company in July 2015.  In May 2017, Mr. Paonessa was appointed the Chief Executive Officer of KeySource Acquisition Inc., a generic pharmaceuticals distributor (“KeySource”).  Prior to that, Mr. Paonessa served as the President of Anda, Inc., the fourth largest distributor of generic drugs in the U.S., for over 10 years until January 2015.  He previously served as Anda’s Senior Vice President of Sales and before that as Vice President of IT.  Earlier, Mr. Paonessa was Vice President of Operations for VIP Pharmaceuticals, which was acquired by Anda’s parent company Andrx, in 2000.  Mr. Paonessa earned a Bachelor of Arts degree in Interpersonal Communications from Bowling Green State University.

The Governance and Nominating Committee concluded that Mr. Paonessa is well qualified and should be nominated to serve as a Director due, in part, to his significant experience in different executive roles within the generic pharmaceutical industry.  Additionally, Mr. Paonessa has a strong operational and technical background, especially in the areas of sales, IT, planning and budgeting and business development.

Paul Taveira was appointed a Director of the Company in May 2012.  Mr. Taveira has been Chief Executive Officer of the National Response Corporation, an international firm specializing in environmental services, since June 2015.  He previously served on the Board of Directors and as the Chief Executive Officer of A&D Environmental Services Inc., an environmental and industrial services company.  From 2007 to 2009, Mr. Taveira was a Managing Partner of Precision Source LLC, a manufacturer of precision parts for various industries across the United States.  From 1997 to 2007, Mr. Taveira held several positions at PSC Inc., a national provider of environmental services, including President, Vice President and Regional General Manager.  From 1987 to 1997, Mr. Taveira held several management positions with Clean Harbors Inc., an international provider of environmental and energy services.  Mr. Taveira graduated from Worcester State University with a Bachelor of Science degree in Biology.

The Governance and Nominating Committee concluded that Mr. Taveira is well qualified and should be nominated to serve as a Director due, in part, to his understanding and experience as a Chief Executive Officer and Director of various companies.  Mr. Taveira is an independent director as defined by the rules of the NYSE.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES.  UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

PROPOSAL NO.  2 — RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT AUDITORS

The Board and the Audit Committee has appointed Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending June 30, 2019.  Under the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — we are not required to have the stockholders ratify the selection of Grant Thornton as our independent auditors.  We are doing so because we believe it is good corporate practice to do so.  If the stockholders do not ratify the selection of Grant Thornton, the Board and the Audit Committee may reconsider whether or not to retain Grant Thornton.  Additionally, even if the selection is ratified, the Board and the Audit Committee in their sole discretion may change independent auditors at any time throughout the fiscal year.  Representatives from Grant Thornton are expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2018, 2017 and 2016.  No relationship exists, other than the usual relationship between independent public accountant and client.  The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2018, 2017 and 2016.

(In thousands)	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2018:	$1,586	$—	$180	$26	$1,792
Fiscal 2017:	$1,502	$—	$167	$—	$1,669
Fiscal 2016:	$1,482	$—	$154	$—	$1,636

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments and various tax planning services.

(2) Other fees include fees paid for review of various correspondences including IRS audit assistance, miscellaneous studies, etc.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s Audit Committee.  Prior to engaging its auditor to perform non-audit services, the Company’s Audit Committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee Charter provides that pre-approval may be granted by the Audit Committee Chairman.  The Audit Committee Chairman must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

Recommendation of the Board

THE BOARD RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THIS PROPOSAL.

PROPOSAL NO.  3 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed under the “Executive Compensation” section of this Proxy Statement.  As described under the “Executive Compensation” section of this Proxy Statement the overall objective of our executive compensation program is to focus our executives on creating long-term shareholder value and directly linking corporate and individual performance goals with the results of the Company.  Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, we are asking our stockholders to vote “FOR” this proposal.

While we intend to carefully consider the voting results of this proposal, the vote is advisory and therefore not binding on the Company, the Compensation Committee or our Board of Directors.  Our Board of Directors and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

PROPOSAL NO. 4 - APPROVAL OF THE AMENDMENT TO AND RESTATEMENT OF THE 2014 LONG-TERM INCENTIVE PLAN

In December 2013, our Board adopted, and our stockholders subsequently approved in January 2014, the 2014 Long-Term Incentive Plan (the “2014 Plan”).  An aggregate of 3,000,000 shares was set aside and reserved for issuance under the 2014 Plan.  As of December 6, 2018, the Company had 514,122 shares available for future stock option or restricted stock grants under the 2014 Plan.

The purpose of the 2014 Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging employees, outside directors and consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications and (c) linking employees, outside directors and consultants directly to stockholder interests through increased stock ownership.  The 2014 Plan seeks to achieve this purpose by providing for awards in the form of options which may constitute incentive stock options or nonstatutory stock options and by providing for awards or restricted stock in the form of restricted stock.  The Company historically has granted options and restricted stock to substantially all of its employees at the end of each fiscal year.  Although the Board may elect not to grant options or restricted stock in the current or in future fiscal years, the inability of the Company to continue to grant stock options or restricted stock to its employees may negatively affect the Company’s relations with its employees.  Also, the Company may need to grant options or restricted stock to continue to attract highly qualified outside directors, and consultants.  The remaining number of shares available for future grants pursuant to the 2014 Plan over the next few years is not sufficient for the Company’s needs.  Therefore, on December 3, 2018, our Board approved an amendment to and restatement of the 2014 Plan (the “Amendment”), subject to stockholder approval, to increase the number of shares of common stock available for issuance by 2,000,000 shares from 3,000,000 shares to 5,000,000 shares.  The Amendment also provides that restricted stock awards can be issued in a non-certificated book entry form in addition to certificated form.

The closing price of the Company’s common stock, as reported on the New York Stock Exchange on December 6, 2018, was $5.46 per share.

Option Grants

The following table sets forth with respect to the Named Executive Officers and the various indicated groups, the number of shares of Common Stock as of December 6, 2018 subject to the outstanding stock options (both vested and unvested) granted under the 2014 Plan, and the weighted average exercise price of the options:

Name and Position	Number of Option Shares	Weighted Average Exercise Price of Granted Options

Timothy C. Crew, Chief Executive Officer	53,729	$19.04
Martin P. Galvan, Vice President of Finance and Chief Financial Officer	56,844	$32.14
Samuel H. Israel, Chief Legal Officer and General Counsel	13,665	$12.20
John Kozlowski, Chief of Staff and Strategy Officer	14,153	$18.90
John M. Abt, Vice President and Chief Quality Operations Officer	9,579	$24.17
Arthur P. Bedrosian, former Chief Executive Officer	—	N/A
Kevin Smith, former Senior Vice President of Sales	—	N/A
All current executive officers as a group	170,807	$25.38
All current non-employee directors as a group	—	N/A
All employees, including current officers who are not executive officers, as a group	119,741	$34.77

Restricted Stock

The following table sets forth with respect to the Named Executive Officers and the various indicated groups, the number of shares of restricted stock (both vested and unvested) as of December 6, 2018 granted under the 2014 Plan:

Name and Position	Grant-Date Fair Value	Number of Shares of Restricted Stock

Timothy C. Crew, Chief Executive Officer	$883,375	49,618
Martin P. Galvan, Vice President of Finance and Chief Financial Officer	$1,192,057	48,567
Samuel H. Israel, Chief Legal Officer and General Counsel	$885,979	45,477
John Kozlowski, Chief of Staff and Strategy Officer	$398,097	20,662
John M. Abt, Vice President and Chief Quality Operations Officer	$437,731	22,408
Arthur P. Bedrosian, former Chief Executive Officer	$2,013,439	56,597
Kevin Smith, former Senior Vice President of Sales	$778,957	22,083
All current executive officers as a group	$4,610,017	227,921
All current non-employee directors as a group	$2,616,606	131,751
All employees, including current officers who are not executive officers, as a group	$26,529,764	1,690,406

2014 Plan Description

The following is a summary of the 2014 Plan, a copy of which is attached hereto as Exhibit “I”. The following description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2014 Plan.

General

The 2014 Plan provides for awards of incentive stock options, nonstatutory stock options, and awards of restricted stock. Incentive stock options granted under the 2014 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Nonstatutory stock options granted under the 2014 Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the principal federal income tax consequences of awards under the 2014 Plan.

Administration

The Compensation Committee will administer the 2014 Plan with respect to awards of options and restricted stock to the Chief Executive Officer.  The Board will administer the 2014 Plan with respect to all other participants and will select officers, certain other key contributing employees, directors of the Company and certain independent consultants for participation.  The 2014 Plan authorizes the plan administrator to grant both stock and/or cash-based awards through (i) incentive and non-qualified stock options and/or (ii) restricted stock, and/or long-term performance awards to participants.  At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).  The terms of the awards will be based on what the Committee determines is the most effective performance compensation approach to meet the Company’s strategic needs.

As used in this section with respect to the 2014 Plan, references to the “Board” include any such committee to which the Board may delegate administration of the 2014 Plan.

Number of Shares Subject to the 2014 Plan

Subject to the provisions of 2014 Plan relating to adjustments upon changes in common stock, an aggregate of 3,000,000 shares of common stock have been set aside and reserved for issuance under the 2014 Plan, of which 514,122 shares were available for future grant as of December 6, 2018. If the Amendment is approved by our stockholders, there will be an aggregate of 5,000,000 shares of common stock set aside and reserved for issuance under the 2014 Plan.

If awards granted under the 2014 Plan expire or otherwise terminate without being exercised in full, the shares of common stock not acquired pursuant to such awards will again become available for issuance under the 2014 Plan. If shares of common stock issued pursuant to awards under the 2014 Plan are forfeited to or repurchased by us, the forfeited or repurchased stock will again become available for issuance under the 2014 Plan.

If shares of common stock subject to an award are not delivered to a participant because such shares are withheld for payment of taxes incurred in connection with the exercise of an option, or the issuance of shares under a stock bonus award or restricted stock award, or the award is exercised through a reduction of shares subject to the award (“net exercised”), then the number of shares that are not delivered will not again be available for issuance under the 2014 Plan.  In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the 2014 Plan.

Eligibility

Incentive stock options may be granted under the 2014 Plan only to employees of the Company and its subsidiaries.  Employees, directors and consultants of both the Company and its subsidiaries are eligible to receive all other types of awards under the 2014 Plan.

No incentive stock option may be granted under the 2014 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by any option holder during any calendar year (under the 2014 Plan and any other such plans of the Company and its subsidiaries) may not exceed $100,000.

No participant may be granted options or restricted stock under the 2014 Plan in an amount equal to more than 40% of the total number of shares authorized pursuant to the 2014 Plan.

As of December 6, 2018, approximately 520 employees and six non-employee directors were eligible to participate in the 2014 Plan.

Terms of Options

Options may be granted under the 2014 Plan pursuant to stock option agreements. The following is a description of the permissible terms of options under the 2014 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

Exercise Price; Payment

The exercise price of incentive stock options may not be less than the fair market value of the common stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than the fair market value of the common stock on the date of grant.

The exercise price of options granted under the 2014 Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Board, (i) by delivery of other Company common stock, (ii) pursuant to a net exercise arrangement, (iii) pursuant to a cashless exercise as permitted under applicable rules and regulations of the Securities and Exchange Commission, or (iv) in any other form of legal consideration acceptable to the Board.

Vesting

Options granted under the 2014 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board.  Our Board has the power to accelerate the time as of which an option may vest or be exercised.  Upon the occurrence of a “Corporate Transactions” (as defined in the 2014 Plan), all outstanding options shall be fully vested.

Tax Withholding

To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned the Company common stock or by a combination of these means.

Term

The maximum term of options under the 2014 Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years.  Options awarded under the 2014 Plan generally will terminate three months after termination of the participant’s service unless: (i) such termination is due to the participant’s permanent and total disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated or within the period (if any) specified in the stock option agreement after termination of such service for a reason other than death, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 12 months following the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; (iii) such termination was for cause (as defined in the 2014 Plan), in which event all options, whether vested or not, will terminate upon termination of such participation’s service; or (iv) the option, by its terms, specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a different period of time following termination of service.

Restrictions on Transfer

The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution.  During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement.

Terms of Restricted Stock Awards

Restricted stock awards may be granted under the 2014 Plan pursuant to restricted stock award agreements.

Payment

In its discretion, the Board may award restricted stock without requiring a purchase payment.

Vesting

Shares of stock awarded under a restricted stock purchase award may, but need not, be subject to forfeiture to the Company or be subject to other time based or performance based restrictions that will lapse in accordance with a vesting schedule to be determined by the Board.  The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock award agreement under the 2014 Plan.  Unless the restricted stock award agreement otherwise provides, all restricted stock will become fully vested upon the occurrence of a Corporate Transaction pursuant to the 2014 Plan.

Termination of Service

Typically, upon termination of a participant’s service, any or all of the shares of common stock held by the participant that have not vested as of the date of termination under the terms of a restricted stock award agreement will be forfeited to the Company in accordance with the restricted stock award agreement.

Restrictions on Transfer

Rights under a restricted stock award agreement may not be transferred except where such transfer is expressly authorized by the terms of the applicable restricted stock award agreement.

Adjustment Provisions

If any change is made to the outstanding shares of common stock without the Company’s receipt of consideration (whether through merger, consolidation, reorganization, stock dividend or stock split, or other specified change in the capital structure of the Company), appropriate adjustments will be made in the class and maximum number of shares of common stock subject to the 2014 Plan and outstanding awards.  In that event, the 2014 Plan will be appropriately adjusted in the class and maximum number of shares of common stock subject to the 2014 Plan, and outstanding awards will be adjusted in the class, number of shares and price per share of common stock subject to such awards.

Duration, Amendment and Termination

The Board may suspend or terminate the 2014 Plan without stockholder approval or ratification at any time or from time to time.  Unless sooner terminated, the 2014 Plan will terminate on January 22, 2024.

The Board may also amend the 2014 Plan at any time, and from time to time. However, except as provided in the 2014 Plan relating to adjustments upon changes in common stock, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of Section 422 of the Code, Rule 16b-3 under the Securities Exchange Act of 1934 or any securities exchange listing requirements.  Our Board may submit any other amendment to the 2014 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain executive officers.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to the participant and us with respect to participation in the 2014 Plan.  This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. There will be no federal income tax consequences to either us or the participant upon the grant of an incentive stock option.  Upon exercise of the option, the excess of the fair market value of the stock over the exercise price, or the “spread,” will be added to the alternative minimum tax base of the participant unless a disqualifying disposition is made in the year of exercise.  A disqualifying disposition is the sale of the stock prior to the expiration of two years from the date of grant and one year from the date of exercise.  If the shares of common stock are disposed of in a disqualifying disposition, the participant will realize taxable ordinary income in an amount equal to the spread at the time of exercise, and we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a federal income tax deduction equal to such amount.  If the participant sells the shares of common stock after the specified periods, the gain or loss on the sale of the shares will be long-term capital gain or loss and we will not be entitled to a federal income tax deduction.

Nonstatutory Stock Options or Restricted Stock Awards. Nonstatutory stock options, and restricted stock awards granted under the 2014 Plan generally have the following federal income tax consequences:

There are no tax consequences to the participant or us by reason of the grant.  Upon acquisition of the stock, the participant will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price.  However, to the extent the stock is subject to “a substantial risk of forfeiture” (as defined in Section 83 of the Code), the taxable event will be delayed until the forfeiture provision lapses unless the participant elects to be taxed on receipt of the stock by making a Section 83(b) election within 30 days of receipt of the stock.  If such election is not made, the participant generally will recognize income as and when the forfeiture provision lapses, and the income recognized will be based on the fair market value of the stock on such future date.  On that date, the participant’s holding period for purposes of determining the long-term or short-term nature of any capital gain or loss recognized on a subsequent disposition of the stock will begin.  If a participant makes a Section 83(b) election in connection with the receipt of restricted stock, the participant will recognize ordinary income equal to the difference between the stock’s fair market value and the purchase price, if any, as of the date of receipt and the holding period for purposes of characterizing as long-term or short-term any subsequent gain or loss will begin at the date of receipt.

With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized.  Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income with respect to the stock.  Such gain or loss will be long-term or short-term depending on whether the stock has been held for more than one year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO AND RESTATEMENT OF THE 2014 LONG-TERM INCENTIVE PLAN

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSAL NOTICE REQUIREMENTS FOR 2020 ANNUAL MEETING

Proposals received from shareholders are given careful consideration by the Company.  Shareholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders if they are received by the Company on or before August 12, 2019.  Any proposal should be sent to the Company at Lannett Company, Inc., 9000 State Road, Philadelphia, Pennsylvania 19136.  In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at the 2020 Annual Meeting of Stockholders, such proposal must be received by the Company not later than the last date for submission of shareholder proposals under the Company’s Amended and Restated Bylaws (the “Bylaws”).  In order for a proposal to be timely under the Bylaws, it must be received at least 120 calendar days before the anniversary date of the Company’s immediately preceding Annual Meeting of Stockholders (i.e., September 25, 2019).  However, in the event that the Annual Meeting of Stockholders is called for a date that is not within 30 calendar days before or after the anniversary date of the immediately preceding Annual Meeting of Stockholders, notice of a shareholder proposal in order to be timely must be received not later than the close of business on the tenth calendar day following the day on which notice of the date of the Annual Meeting of Stockholders was mailed or public disclosure of the date of the Annual Meeting of Stockholders was made, whichever occurs first.

FISCAL YEAR 2018 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2018 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 9000 State Road, Philadelphia, Pennsylvania 19136.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 10, 2018	LANNETT COMPANY, INC.

/s/ Patrick G. LePore
Patrick G. LePore
Chairman of the Board

Exhibit I.

Lannett Company, Inc.

Amended and Restated
2014 Long-Term Incentive Plan

SECTION 1.                         Purpose; Definitions

The name of this plan is the Lannett 2014 Long-Term Incentive Plan (the “Plan”).  The purpose of the Plan is to enable employees, Directors, consultants, business affiliates and business partners of Lannett Company, Inc., a Delaware corporation (the “Corporation”), and its subsidiaries to (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees, Directors, consultants, business affiliates and business partners of particular merit.

For the purposes of the Plan, the following terms shall be defined as set forth below:

a.                                      “Applicable Law” means the legal requirements relating to the administration of stock option plans and restricted stock plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Options or Restricted Stock granted to residents therein.

b.                                      “Board” means the Board of Directors of the Corporation.

c.                                       “Cause” means, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Plan Participant and the Company or a Related Entity; in the absence of such then-effective written agreement or definition “Cause” is based on, in the determination of the Plan Administrator, any act or omission of Plan Participant that would constitute cause for the purposes of the applicable common law, including without limitation the Plan Participant’s: (i) refusal or failure to act in accordance with any specific, lawful direction or order of the Company or an affiliated Company or a Related Entity; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of Disability); (iii) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. No Option issued to the Plan Participant under the Plan may be exercised or purchased, and no Restricted Stock shall vest, subsequent to the Plan Participant’s receipt of notice from the Company or a Related Entity of the Company’s or Related Entity’s intention to terminate the Plan Participant’s employment pursuant to (i) or (ii) above.

d.                                      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and all applicable, rules regulations and notices published by the U.S. Department of Treasury thereunder that are in effect at the time that the services are rendered or the payments received, whichever set of rules is controlling at such time.

e.                                       “Committee” means the Compensation Committee of the Board.

f.                                        “Corporate Transaction” means any of the following transactions:

(i)                                    a merger or consolidation in which the Corporation is not the surviving entity and which results in a greater than fifty percent (50%) change in ownership of the Corporation, except for a transaction the principal purpose of which is to change the state, territory, province or country in which the Corporation is incorporated;

(ii)                                the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (including the capital stock of the Corporation’s subsidiary corporations);

(iii)                             any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(iv)                             acquisition by any person or related group of persons (other than the Corporation or by a Corporation-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities, not including securities held by such persons as of the effective date of this Plan.

g.                                       “Corporation” means Lannett Company, Inc., a corporation organized under the laws of the State of Delaware or any successor organization.

h.                                      “Director” means a member of the Board or a member of the Board of directors of a Related Entity.

i.                                          “Disability” means permanent and total disability as determined under the Corporation’s long-term disability program.

j.                                         “Eligible Company Participants” means employees and Directors of the Company or any Related Entity.

k.                                      “Eligible Third-Party Participants” means consultants, business affiliates and business partners of the Company or any Related Entity.

l.                                          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                    Where there exists a public market for the Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Plan Administrator to be the primary market for the Stock, or (B) if the Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the National Market System for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable; or

(ii)                                 If the Stock is traded on the over-the counter market, the average of the closing bid and asked prices of a Share of Stock on the day prior to the time of the determination (or if no such quotations shall have been made on such date, on the last date on which there were such quotations, provided that such quotations shall have been made within the ten (10) business days preceding the date of determination), in each case, as reported in such source as the Plan Administrator deems reliable; or

(iii)                             In the absence of an established market for the Stock of the type described in (i) or (ii), above, the Fair Market Value thereof shall be determined by the Plan Administrator in good faith.

m.                                  “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code and which, at all times, meets the necessary requirements and conditions to be treated as an incentive stock option.

n.                                      “Insider” means a Participant who is subject to the requirements of the Rules (as defined below).

o.                                      “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

p.                                      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

q.                                      “Participant” means an Eligible Company Participant or Eligible Third-Party Participant to whom an award of Options or Restricted Stock is granted pursuant to the 2014 Plan.

r.                                         “Plan” means the Lannett 2014 Long-Term Incentive Plan, as amended and restated hereby and as hereinafter amended from time to time.

s.                                        “Plan Administrator” shall mean the Committee with respect to all grants and awards to the Chief Executive Officer and the Board with respect to all grants and awards to all other Participants.

t.                                         “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly.

u.                                      “Restricted Stock” means an award of shares of Stock that is subject to restrictions pursuant to Section 6 below.

v.                                      “Rules” means Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations promulgated thereunder.

w.                                    “Securities Broker” means the registered securities broker acceptable to the Corporation who agrees to effect the cashless exercise of an Option pursuant to Section 5(k) hereof

x.                                      “Share” means a share of Stock.

y.                                      “Stock” means the Common Stock $0.001 par value per share, of the Corporation.

z.                                       “Stock Option” or “Option” means any option to purchase shares of Stock (including Restricted Stock, if the Plan Administrator so determines) granted pursuant to Section 5 below.

aa.                               “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

SECTION 2.                         Administration

The Plan shall be administered by the Plan Administrator.

The Chief Executive Officer of the Corporation shall make recommendations to the Committee with respect to awards and grants for all Participants other than the Chief Executive Officer and in turn the Committee shall make recommendations to the Board, who shall have the authority to make such grants and awards.

The Plan Administrator shall have the authority to grant to Participants, pursuant to the terms of the Plan: (i) Stock Options and (ii) Restricted Stock.

In particular, the Plan Administrator shall have the authority:

(i)                                   to select the Participants to whom Stock Options and Restricted Stock may from time to time be granted hereunder;

(ii)                                to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options, Restricted Stock, or any combination thereof, are to be granted hereunder to Participants;

(iii)                             to determine the number of shares to be covered by each award granted hereunder to Participants;

(iv)                            to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder to Participants; including, but not limited to, the share price and any restriction or limitation, or any vesting condition regarding any Stock Option or other award and/or the shares of Stock relating thereto, based on such factors as the Plan Administrator shall determine, in its sole discretion;

(v)                               to determine whether and under what circumstances a Stock Option may be settled in cash or stock by a Participant, including Restricted Stock, under Section 5(j);

(vi)                            to determine whether and under what circumstances a Stock Option may be exercised by a Participant without a payment of cash under Section 5(k);

(vii)                         to determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the Participant, subject to applicable rules and limitations contained in relevant portions of the Code; and

(viii)                      to determine, in good faith, that each award that is made is consistent with its intended tax treatment for Federal and state income tax purposes both with respect to the Corporation and with respect to any Participant.

The Plan Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) to Participants, and to otherwise supervise the administration of the Plan.

All decisions made by the Plan Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Participants in the Plan.

SECTION 3.                         Stock Subject to the Plan

a.                                      Stock Subject to Plan.  The stock to be subject or related to awards under the Plan shall be increased from 3,000,000 shares of the Corporation’s Stock to 5,000,000 shares of the Corporation’s Stock and may be either authorized and unissued or held in the treasury of the Corporation.  Any or all of such 5,000,000 shares of Stock may be granted for awards of Incentive Stock Options, Non-Qualified Stock Options and/or Restricted Stock.  Notwithstanding the foregoing, no person shall receive, over the term of the Plan, more than aggregate of 40% of the shares authorized for grant under the Plan.

b.                                      Computation of Stock Available for the Plan.  For the purpose of computing the total number of shares of Stock available for distribution or issuance at any time in each calendar year during which the Plan is in effect in connection with the exercise of options awarded under the Plan, there shall be deducted from the total number of shares of Stock determined to be available pursuant to paragraphs (a) and (c) of this Section 3, the maximum number of shares of Stock subject to issuance upon exercise of options or other stock based awards made under the Plan.

c.                                       Unused, Forfeited and Reacquired Shares.  Any unused portion of the shares annually available for award shall be carried forward and shall be made available for Plan awards in succeeding calendar years.  The shares related to the unexercised or undistributed portion of any terminated, expired or forfeited award for which no material benefit was received by a Participant (i.e. dividends) also shall be made available for distribution in connection with future awards under the Plan.  Any shares made available for distribution in connection with future awards under this Plan pursuant to this paragraph (c) shall be in addition to the shares available pursuant to paragraph (a) of this Section 3.  However, the total of all carry forward shares, regardless of origin, shall not at any time exceed 5,000,000 shares.

d.                                      Reservation of Shares.  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

e.                                       Other Adjustment.  In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock (a “Recapitalization Event”), such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan and in the number and price of shares subject to other Restricted Stock made under the Plan, as may be determined by the Plan Administrator to reflect and account for such Recapitalization Event, provided that the number of shares subject to any award shall always be a whole number.

SECTION 4.                         Eligibility

Eligible Company Participants and Eligible Third-Party Participants are eligible to be granted awards under the Plan.

SECTION 5.                         Stock Options

Stock Options may be granted alone, in addition to or in tandem with awards of Restricted Stock granted under the Plan.  Any Stock Option granted under the Plan shall be in such form as the Plan Administrator may from time to time approve.  Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

The Plan Administrator shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options, provided that Incentive Stock Options may only be granted to Participants who are employees of the Company or any Parent or Subsidiary.  To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under such Section 422.  Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Plan Administrator shall deem appropriate:

a.                                      Option Price.  The option price per share of Stock purchasable under a Stock Option, whether an Incentive Stock Option or a Non-Qualified Stock Option, shall be determined by the Plan Administrator at the time of grant but shall be no less than 100% of the Fair Market Value of the Stock at the time of grant.  However, any Incentive Stock Option granted to any Participant who, at the time the option is granted, owns more than 10% of the voting power of all classes of stock of the Corporation or of a Parent or Subsidiary corporation, shall have an exercise price no less than 110% of Fair Market Value per share on date of the grant.

b.                                      Option Term.  The term of each Stock Option shall be fixed by the Plan Administrator, but no Incentive Stock Option shall be exercisable more than ten years after the date the Option is granted and no Non-Qualified Stock Option shall be exercisable more than ten years after the date the Option is granted.  However, any Incentive Stock Option granted to any Participant who, at the time the option is granted owns more than 10% of the voting power of all classes of Stock of the Corporation may not have a term of more than five years.  No option may be exercised by any person after expiration of the term of the option.

c.                                       Exercisability.  Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Plan Administrator at time of grant, provided, however, that, except as provided in Section 5(1) and Section 7, unless otherwise determined by the Plan Administrator at or after grant, no Stock Option shall be exercisable during the six months following the date of the granting of the Option.  If the Plan Administrator provides, in its discretion, that any Stock Option is exercisable only in installments, the Plan Administrator may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Plan Administrator shall determine, in its sole discretion.

d.                                      Method of Exercise.  Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised in whole or in part at any time and from time to time during the term of the option, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased.

(i)                                     Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check or such other instrument as the Plan Administrator may accept.  The Company utilizes a third-party firm that administers all equity award grants and transactions and their website will be used to complete the transactions and deliver the payments to the Company directly.  As determined by the Plan Administrator, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the Participant or, in the case of the exercise of a Non-Qualified Stock Option or Restricted Stock subject to an award hereunder by the withholding of whole shares of Stock (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised, as determined by the Plan Administrator), provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already-owned Shares shall be contingent upon such payment terms having been authorized at the time the Stock Option is granted.

(ii)                                  The Plan Administrator, in its sole discretion, may at the time of grant or such later time as it determines, permit payment of the option exercise price of a Non-Qualified Stock Option to be made in whole or in part in the form of Restricted Stock.  If such payment is permitted, then such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted in accordance with the original terms of the Restricted Stock award in question, and any additional Stock received upon the exercise, shall be subject to the same forfeiture restrictions, unless otherwise determined by the Plan Administrator, in its sole discretion, at or after grant.

(iii)                               If payment of the exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of unrestricted stock already owned by the Participant, the Corporation may require that the stock be owned by the Participant for a period of six months or longer.

(iv)                              No shares of Stock shall be issued until full payment therefor has been made.  A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the option when the Participant has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section I 2(a).

e.                                       Non-transferability of Options.  No Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock options shall be exercisable, during the Participant’s lifetime, only by the Participant or by a designee acting pursuant to a valid power of attorney.  Any Stock Option transferred by will or by the laws of descent and distribution shall remain subject to the provisions of this Section 5, including all applicable restrictions on the period for exercise as provided for in Sections 5(1) and 5(i).

f.                                        Termination by Reason of Death.  Subject to Section 5(i), if a Participant’s employment or engagement by the Corporation or any Related Entity terminates by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Plan Administrator may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period of one (1) year (or such shorter period as the Plan Administrator may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

g.                                       Termination by Reason of Disability.  Subject to Section 5(j), if a Participant’s employment or engagement by the Corporation or any Related Entity terminates by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Plan Administrator may determine at or after grant, for a period of one (1) year (or such shorter period as the Plan Administrator may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such one-year period (or such shorter period as the Plan Administrator shall specify at grant), any unexercised Stock Option held by such Participant shall, at the sole discretion of the Plan Administrator, thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

h.                                      Other Termination.  Unless otherwise determined by the Plan Administrator at or after grant, if a Participant’s employment or engagement with the Corporation or any Related Entity terminates for any reason other than death or Disability, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised for the lesser of three (3) months or the balance of such Stock Option’s term if the Participant is involuntarily terminated by the Corporation or a Related Entity without Cause.

i.                                          Incentive Stock Option Limitations.  To the extent required for “incentive stock option” status under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the stock with respect to which Incentive Stock options granted after 1986 are exercisable for the first time by the Participant during any calendar year under the Plan and/or any other stock option plan of the Corporation (within the meaning of Section 425 of the Code) after 1986 shall not exceed $100,000.

To the extent (if any) permitted under Section 422 of-the Code, if (i) a Participant’s employment with the Corporation is terminated by reason of death, Disability or retirement and (ii) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(f), (g) or (h), applied without regard to this Section 5(i), is greater than the portion of such option that is exercisable as an “incentive stock option” during such post-termination period under Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Participant to exercise such Incentive Stock Option.  The Plan Administrator is also authorized to provide at grant for a similar extension of the post-termination exercise period in the event of a Change-in-Control.  Incentive Stock Options may be granted only to employees of the Company.

j.                                         Cash-out of Option: Settlement of Spread Value in Restricted Stock.  On receipt of written notice to exercise, the Plan Administrator may, in its sole discretion, elect to cash out all or part of the portion of any Non-Qualified Stock Option to be exercised by paying the Participant an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the option price (the “Spread Value”) on the effective date of such cash-out.

In addition, if the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee’s consent), the Plan Administrator may require that all or part of the shares to be issued with respect as to the Spread Value of an exercised option take the form of Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value of such Restricted Stock determined without regard to the forfeiture restrictions involved.

k.                                      Cashless Exercise.  To the extent permitted under Applicable Law, and with the consent of the Plan Administrator, the Corporation agrees to cooperate in a “cashless exercise” of an option.  The cashless exercise shall be effected by the Participant delivering to a securities broker instructions to sell or withhold a sufficient number of shares of Common Stock to cover the costs and expenses, including exercise price, associated therewith.

l.                                          Time of Granting Options.  The date of grant of an Option shall, for all purposes, be the date on which the Plan Administrator makes the determination to grant such Option, or such other date as is determined by the Plan Administrator.  Notice of the grant determination shall be given to each Plan Participant to whom an Option is so granted within a reasonable time after the date of such grant.

m.                                  Service Recipient Stock.  Options may be granted to a Participant for services provided to a Related Entity only if, with respect to such Participant, the underlying stock constitutes “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii).

SECTION 6.                         Restricted Stock

a.                                      Administration.  Shares of Restricted Stock may be issued either alone or in addition to other awards granted under the Plan.  The Plan Administrator, upon consultation with the Chief Executive Officer of the Corporation, shall determine the Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 6 (b)), the time or times within which such awards may be subject to forfeiture and/or vesting, and all other conditions of the awards.

The Plan Administrator may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Plan Administrator may determine, in their sole discretion.

The provisions of Restricted Stock awards need not be the same with respect to each recipient.

b.                                      Awards and Certificates.  The prospective recipient of a Restricted Stock award shall not have any legally enforceable rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Corporation, and has otherwise complied with the applicable terms and conditions of such award.

(i)                                   The purchase price (if any) for shares of Restricted Stock shall be as determined by the Plan Administrator.

(ii)                                Awards of Restricted Stock must be accepted after the award date, by executing a Restricted Stock Award Agreement and paying whatever price (if any) is required under Section 6(b)(i).

(iii)                             To enforce the restrictions referred to in this Section 6, the Plan Administrator may place a legend on the stock certificates representing Restricted Stock awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book entry stock account with the Company’s transfer agent.  Alternatively, Restricted Stock awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock awards on behalf of Participants.

c.                                       Restrictions and Conditions.  The shares of Restricted Stock awarded pursuant to this Section 6 shall be subject to the following restrictions and conditions.

(i)                                    Subject to the provisions of this Plan and the award agreement, during a period set by the Plan Administrator commencing with the date of such award (the “Restricted Period”), the Participant shall not be permitted to sell, transfer, pledge, assign or otherwise encumber shares of Restricted Stock awarded under the Plan.  Within these limits, the Plan Administrator, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Plan Administrator may determine in its sole discretion.

(ii)                                Except as provided in this paragraph (ii) and Section 6(c)(i), the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the shares, and the right to receive any cash dividends.  The Plan Administrator, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Plan Administrator so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 3, which additional Stock may be subject to such restrictions and conditions as determined by the Plan Administrator.

(iii)                             Subject to the applicable provisions of the award agreement and subject to this Section 6 and Section 7 below, upon termination of a Participant’s employment or engagement with the Corporation for any reason during the Restricted Period, all shares still subject to restriction shall be forfeited by the Participant upon such termination.

(iv)                             In the event of hardship or other special circumstances of a Participant whose employment with the Corporation is involuntarily terminated (other than for Cause), the Plan Administrator may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock, based on such factors as the Plan Administrator may deem appropriate.

(v)                                 If the Restricted Stock is subject to a Restricted Period and such Restricted Period expires without a prior forfeiture of the Restricted Stock subject to such Restricted Period, the certificates for such Shares shall be delivered to the Plan Participant promptly.

SECTION 7.                         Corporate Transaction Provisions

a.                                      Impact of Event:

In the event of a Corporate Transaction, unless otherwise determined by the Plan Administrator at or after grant, but prior to the occurrence of such Corporate Transaction.

(i)                                     The restrictions applicable to any Option awards under the Plan shall lapse and such awards shall be deemed fully vested.

(ii)                                  The restrictions applicable to any Restricted Stock awards for which the number of Shares of Restricted Stock has been established because the realization of the performance goals have been determined shall lapse and such Shares shall deemed fully vested.

(iii)                               The restrictions applicable to any Restricted Stock awards for which the number of Shares of Restricted Stock has not been established because the realization of the performance goals has not yet been determined shall lapse as follows: (a) if the Corporate Transaction occurs two (2) or more years after the date of the commencement of three year period for measuring performance, or if the period to measure performance is one year, then all restrictions shall lapse and all of the Restricted Stock shall be fully vested; (b) if the Corporate Transactions occurs one or more years and less than two years after the date of the commencement of the three year period for measuring performance, then the restrictions shall lapse on 66 2/3% of the Restricted Stock, which Shares of Restricted Stock shall be fully vested, and the restrictions on 33 1/3% of the Restricted Stock shall remain, and subject to the determination of the Plan Administrator such Shares of Restricted Stock may be subject to forfeiture; and (c) if the Corporate Transaction occurs less than one year after the date of the commencement of the three year period for measuring performance, then the restrictions shall lapse on 33 1/3% of the Restricted Stock, which Shares of Restricted Stock shall be fully vested, and the restrictions on 66 2/3% of the Restricted Stock shall remain, and subject to the determination of the Plan Administrator such Shares of Restricted Stock may be subject to forfeiture.  The value of all outstanding and vested Options and Restricted Stock awards may, unless otherwise determined by the Plan Administrator at or after grant, be cashed out on the basis of the “Corporate Transaction Price” as defined in Section 7(b) as of the date such Corporate Transaction is determined to have occurred or such other date as the Plan Administrator may determine prior to the Corporate Transaction.

b.                                      Corporate Transaction Price.  For purposes of this Section 7, “Corporate Transaction Price” means, as of any given date, the highest sales price per share paid in any transaction reported by the relevant exchange (consolidated trading) as determined pursuant to Section 1(1) hereof, or paid or offered in any bona fide transaction related to a potential or actual change in control of the Corporation at any time during the preceding sixty day period as determined by the Plan Administrator.

c.                                       Compliance with Section 162(m) or Section 280G of the Code.  Except as provided in any employment agreement with any Plan Participant, no payment shall be made under this Section 7 which, when aggregated with other payments made to the employee, would, as determined by such person(s) as the Plan Administrator shall irrevocably designate at or prior to a Corporate Transaction, result in an excess parachute payment for which the Corporation would not receive a Federal income tax deduction by reason of Section 162(m) or Section 280G of the Code.

SECTION 8.                         Amendments, Suspensions and Termination of the Plan

a.                                      The Board may at any time amend, suspend or terminate the Plan.  To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

b.                                      No Option or Restricted Stock award may be granted during any suspension of the Plan or after termination of the Plan.

c.                                       Any amendment, suspension or termination of the Plan shall not affect Options or Restricted Stock already granted, and such Options and Restricted Stock shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Plan Participant and the Plan Administrator, which agreement must be in writing and signed by the Participant and the Corporation.

d.                                      This Amended and Restated 2014 Long-Term Incentive Plan amends and restates the Plan in its entirety.

SECTION 9.                         Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a Participant by the Corporation, nothing contained herein shall give any such Participant who may acquire legally enforceable rights to receive payments in cash, Stock or Options pursuant to the express terms and conditions of this Plan, any rights that are greater than those of a general creditor of the Corporation.  In its sole discretion, the Plan Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that, unless the Plan Administrator otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 10.                  General Provisions

a.                                      If the Shares issued to a Plan Participant upon exercise of Options or upon a grant of Restricted Stock are not registered, the Plan Administrator may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Corporation in writing that the Participant is acquiring the shares without a view to distribution thereof.  The certificates for such shares may include any legend which the Plan Administrator deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations, and other requirements of the Exchange Act, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Plan Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

b.                                      Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

c.                                       The adoption of the Plan shall not confer upon any employee of the Corporation any right to continued employment with the Corporation, as the case may be, nor shall it interfere in any way with the right of the Corporation to terminate the employment of any of its employees at any time.

d.                                      No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal income tax purposes with respect to any award under the Plan, an Eligible Company Participant shall pay to the Corporation, or make arrangements satisfactory to the Plan Administrator regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Plan Administrator, the minimum required withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement.  The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

e.                                       At the time of grant, the Plan Administrator may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Corporation any shares that the Participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to such other terms and conditions as the Plan Administrator specify at the time of grant.

f.                                        The Plan Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

g.                                       The Plan and all awards made and actions taken thereunder shall he governed by and construed in accordance with the laws of the State of Delaware.

SECTION 11.                  Effective Date of Plan

The Plan and any amendments to the Plan requiring stockholder approval shall be effective on the date it is approved by a vote of the holders of a majority of the total outstanding Stock.  No grants of Incentive Stock Options under the Plan shall be made until the Plan is approved by the stockholders of the Company, which stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

SECTION 12.                  Term of Plan

No Stock Option or Restricted Stock Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date of stockholder approval, but awards granted prior to such tenth anniversary may extend beyond that date.

SECTION 13.                  No Effect on Retirement and Other Benefit Plans

Except as specifically provided in a retirement or other benefit plan of the Corporation, Options and Restricted Stock shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Corporation and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.  The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

SECTION 14.                  Compliance with Section 409A

It is the intention of the Corporation that the provisions of this Plan will comply with, and, to the extent possible, will be construed and interpreted so as to avoid violations of, Code Section 409A.  Further, the Corporation reserves the right to amend or modify the Plan unilaterally and in its sole discretion as deemed necessary or advisable so that all awards, rights or benefits granted to Participants either will qualify for exemption from, or conform to Code Section 409A and, as applicable, Code Sections 83 and 421-423.  However, the Corporation does not warrant compliance or guarantee any particular tax treatment or result.

SECTION 15.                  Reliance on Own Tax Advisor

Each Participant under this Plan shall be required to represent and warrant in writing prior to receiving any legally enforceable rights under this Plan, that he or she has obtained, or has had the opportunity to obtain advice from an independent and competent tax advisor, including a certified public accountant or lawyer properly credentialed in Federal taxation, as to the various tax consequences to the awards and payments that the Participant may receive and the compliance obligations of the Participant.

. Admission Ticket Lannett Company, Inc. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 p.m., Eastern Time, on January 22, 2019. Vote by Internet • Go to www.investorvote.com/lci • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. + 1. Election of Directors: 01 - Patrick G. LePore For Withhold For Withhold For Withhold 02 - John C. Chapman 03 - Timothy C. Crew 04 - David Drabik 05 - Jeffrey Farber 06 - Paul Taveira 07 - Albert Paonessa, III For Against Abstain ForAgainst Abstain 2. Proposal to ratify the selection of Grant Thornton, LLP as independent public accounting firm for the fiscal year ending June 30, 2019. 3. Non-binding advisory vote on the approval of executive compensation. 4. Approval of the amendment to and restatement of the 2014 Long-Term Incentive Plan. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02Y1YD Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. 2019 Annual Meeting Admission Ticket 2019 Annual Meeting of Lannett Company, Inc. Stockholders Wednesday, January 23, 2019 9:00 a.m. EST The Wyndham Grand Jupiter at Harbourside Place 122 Soundings Avenue Jupiter, FL 33477 Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Lannett Company, Inc. Notice of 2019 Annual Meeting of Shareholders The Wyndham Grand Jupiter at Harbourside Place 122 Soundings Avenue Jupiter, FL 33477 January 23, 2019 9:00 a.m. Proxy Solicited by Board of Directors for Annual Meeting Martin P. Galvan is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Lannett Company, Inc. to be held on January 23, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)